Exhibit 10.4

KANTARO BIOSCIENCES LLC

OPERATING AGREEMENT

Dated as of May 4, 2020

ARTICLE I DEFINITIONS		2

1.1	Definitions	2

1.2	Number and Gender	10

ARTICLE II ORGANIZATION, NAME, PLACE OF BUSINESS, PURPOSE, AND TERM		10

2.1	Organization	10

2.2	Name; Registered Office; Registered Agent for Service of Process	11

2.3	Purpose	11

2.4	Charitable Purposes	11

2.5	Applicability of Certain NPCL Provisions	12

2.6	Perpetual Existence	12

ARTICLE III CAPITALIZATION OF THE COMPANY, ISSUANCE OF UNITS OF LIMITED LIABILITY COMPANY INTEREST AND ADMISSIONS OF MEMBERS		12

3.1	Authorization of Issuance of Units	12

3.2	Issuance of Profits Interests	12

3.3	Capital Accounts	14

3.4	Issuance of Additional Units	15

3.5	Other Matters Relating to Capital Contributions	16

3.6	Deficit Capital Account Balances	16

3.7	Investment Representation of Members	16

3.8	Liability of Members	17

3.9	Uncertificated Units	17

3.10	Loans to the Company	18

3.11	Renalytix Disqualifying Event	18

ARTICLE IV RIGHTS AND POWERS OF THE BOARD OF MANAGERS; STRUCTURE AND ORGANIZATION OF THE COMPANY		19

4.1	Overview	19

4.2	Membership of the Board of Managers	19

4.3	Meetings and Voting of the Board of Managers	19

4.4	Authority of Board of Managers	20

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4.5	Retention of Working Capital; Establishment of Legal Reserve	22

4.6	Duties and Obligations of the Board of Managers	22

4.7	Compensation of the Board of Managers	23

4.8	Limitation on Liability	23

4.9	Officers	23

4.10	Internalization of Staff Functions	24

4.11	Admission of Members	24

4.12	Other Business Ventures; Relationship of Members to Company	24

4.13	Member Rights	29

4.14	Exculpation of Certain Member Liability	30

4.15	Designation of Partnership Representative; Duties and Expenses of Partnership Representative	30

ARTICLE V MEETINGS AND VOTING OF MEMBERS		31

5.1	Notice of Meetings	31

5.2	Requisite Quorum and Vote	31

5.3	Participation in Meetings By Telephone, etc	31

5.4	Regular Meetings	32

5.5	Action by Written Consent in Lieu of Meeting	32

5.6	Special Meetings	32

ARTICLE VI CERTAIN MEMBER MATTERS		32

6.1	Limitation of Liability of Members	32

6.2	Death, Bankruptcy, Etc	32

6.3	Encumbrance of Member’s Interest	32

6.4	Tag-Along Rights	32

6.5	Drag Along Rights	34

ARTICLE VII ALLOCATIONS AND DISTRIBUTIONS		35

7.1	Distributions of Available Cash	35

7.2	Allocations of Net Income and Gain	36

7.3	Allocation of Losses	36

7.4	Minimum Gain and Qualified Income Offset	37

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7.5	Distributions Upon Liquidation of Company	38

7.6	Additional Tax Allocation Provisions	39

7.7	Intention of Allocation Provisions	40

7.8	Restricted Payments	40

ARTICLE VIII FISCAL MATTERS		40

8.1	Fiscal Year	40

8.2	Books and Records	40

8.3	Reports and Statements	40

8.4	Bank Accounts	41

8.5	Tax Elections	41

8.6	Withholding	41

ARTICLE IX TRANSFERS		41

9.1	Restriction on Transfers and Withdrawals	41

9.2	Transfers Requiring Consent	42

9.3	Permitted Sales after Right of First Refusal is Given	43

9.4	Assumption by Transferee	44

9.5	Effect of Attempted Disposition in Violation of this Agreement	44

9.6	Substitute Member	44

ARTICLE X DISSOLUTION		45

10.1	Dissolution	45

10.2	Wind-Up of Affairs	45

ARTICLE XI INDEMNIFICATION		45

11.1	Rights to Indemnification of Members and Representatives	45

11.2	Indemnification Procedures	46

11.3	Advance Payment of Expenses	47

11.4	Right of the Indemnitee to Bring Suit	47

11.5	Non-Exclusivity of Rights	48

11.6	Insurance	48

11.7	Contribution by Company	49

11.8	Limitation of Indemnity	49

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ARTICLE XII MISCELLANEOUS		49

12.1	Loans to the Company	49

12.2	Amendments	49

12.3	Benefits of Agreement	49

12.4	Consents	49

12.5	Notices	49

12.6	Provisions Severable	50

12.7	Counterparts	50

12.8	Headings	50

12.9	Amendment of Certificate	50

12.10	Applicable Law	50

12.11	WAIVER OF TRIAL BY JURY	50

12.12	Entire Agreement	51

EXHIBIT A - Advisory Services Agreement

EXHIBIT B - ISMMS IP License Agreement

EXHIBIT C - ISMMS TM License Agreement

EXHIBIT D - Voting Agreement

EXHIBIT E - Certificate of Non-Foreign Status

EXHIBIT F - Form of Promissory Note

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KANTARO BIOSCIENCES LLC

OPERATING AGREEMENT

This Operating Agreement dated as of May 4, 2020 (this “Agreement”), by and between Icahn School of Medicine at Mount Sinai, a New York educational corporation (“ISMMS”), and Renalytix AI, Inc., a Delaware corporation (“Renalytix”), each as Members of Kantaro Biosciences LLC, a Delaware limited liability company (the “Company”). Capitalized terms used and not defined elsewhere in this Agreement have the meanings set forth in Article I of this Agreement.

W I T N E S S E T H:

WHEREAS, on February 4, 2020, pursuant to Section 564(b)(1)(C) of the FDC Act, the Secretary of the Department of Health and Human Services (“HHS”) determined that there is a public health emergency (the “Public Health Emergency”) that has a significant potential to affect national security or the health and security of United States citizens living abroad, and that involves the virus that causes Severe Acute Respiratory Syndrome Coronavirus 2 (“SARS-CoV-2”);

WHEREAS, pursuant to Section 564 of the FDC Act, and on the basis of the determination by the Secretary of the HHS, the Secretary of HHS declared that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of the virus that causes COVID-19 subject to the terms of an EUA;

WHEREAS, ISMMS developed the MS Lab Test in response to the Public Health Emergency, and on April 15, 2020, the FDA issued the MS Lab Test EUA;

WHEREAS, ISMMS and Renalytix have undertaken discussions with Bio-Techne contemplating the formation of the Company and the vesting in the Company of the rights necessary for the Company to enter into the DSCA with Bio-Techne and to enable the Company to (i) collaborate with Bio-Techne to co-Develop the Co-Developed Test that is based on the MS Lab Test, (ii) obtain the necessary authorizations to commercialize the Co-Developed Test as described in the DSCA, and (iii) engage Bio-Techne to provide services in collaboration with the Company to manufacture and commercialize Co-Developed Test Kits containing the necessary components, labeling and instructions and meeting the other requirements of the DSCA so as to enable providers and reference laboratories to conduct testing that will rapidly and effectively support societal efforts to respond to the Public Health Emergency and advance public health;

WHEREAS, ISMMS has formed the Company by the filing of the Certificate of Formation in the State of Delaware under the Act as of the date hereof, and ISMMS has amended the Certificate of Formation of the Company to reflect the name of the Company as Kantaro Biosciences LLC (such Certificate of Formation as so amended, the “Certificate”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into the ASA, the ISMMS IP License Agreement and the ISMMS TM License Agreement in order to enable the Company to enter into the DSCA (and potentially agreements with other manufacturers) and fulfill certain of its obligations under the DSCA (and such other agreements);

WHEREAS, the Company plans to have internal support staff and expects that over time certain functions that may initially be provided by Renalytix will be internalized as staff functions of the Company; and

WHEREAS, the Members wish to enter into this Agreement to provide for the organization, capitalization and governance of the Company.

NOW, THEREFORE, in consideration of the covenants and agreements made herein, the Members agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The following terms shall have the meanings indicated:

“Act” means the Delaware Limited Liability Company Act as in effect in the State of Delaware and as amended from time to time and any successor to such statute.

“Additional Capital Contribution” has the meaning set forth in Section 3.4(b).

“Additional Units” has the meaning set forth in Section 3.4(b).

“Additional Unit Purchase Price” has the meaning set forth in Section 3.4(d).

“Adjusted Capital Account Balance” has the meaning set forth in Section 7.4(a).

“Advancement of Expenses” has the meaning set forth in Section 11.3.

“Affiliate” means a person, entity or organization, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the person, entity or organization in question; and a living natural person’s spouse, parents, children, grandchildren, brothers, sisters or trusts for the sole benefit of one or more of such persons and/or such natural person.

“Agreement” has the meaning set forth in the preamble.

“Approved Manufacturer Agreements” means the DSCA, any Approved Other Manufacturer Agreements, and the RUO Addendum (to the extent an RUO Addendum has been entered into).

“Approved Other Manufacturer Agreements” means an agreement or agreements between the Company and a manufacturer other than Bio-Techne for the exploitation of the MS Background IP that have been approved by the Board of Managers.

“ASA” means the advisory services agreement, dated as of the date hereof, entered into by the Company and Renalytix for the provision by Renalytix to the Company of certain advisory services, a copy of which is attached hereto as Exhibit A.

“Available Cash” means, at any time, cash of the Company available for distribution to the Members (not including the proceeds of the Capital Contributions of the Members or the proceeds of any indebtedness incurred by the Company) after giving effect to the provisions of Section 4.5 which is, in the absolute discretion of the Board of Managers, not required or desirable to be retained by the Company for the expenses or financial needs, reserves or contingencies of the Company.

“Bio-Techne” means Bio-Techne Corporation, a Minnesota corporation.

“Board Member” means a member of the Board of Managers.

“Board of Managers” or “Board” means the board of managers of the Company appointed pursuant to Section 4.2 and having the authority prescribed by this Agreement.

“Business” means to enable the development of commercializable versions of the MS Lab Test to promote public health and respond to the COVID-19 pandemic in such ways that in each case are approved by the Board of Managers, including by entering into the Approved Manufacturer Agreements and that in each case are consistent with and advance the charitable mission of ISMMS.

“Capital Account” has the meaning set forth in Section 3.3(a).

“Capital Contribution” means the cash and the fair market value of property other than cash (net of liabilities which the Company assumes or takes the property subject to) contributed to the capital of the Company by a Member.

“Certificate” has the meaning set forth in the recitals.

“Change of Control” means, with respect to the Company, (i) a sale, conveyance or other disposition of all or substantially all of the Company’s assets, property or business, on a consolidated basis, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity, or (iii) the consummation of a transaction, or series of related transactions, in which any Person other than ISMMS or Renalytix becomes the beneficial owner, directly or indirectly, of a majority of the Company’s then outstanding voting securities.

“Class A Profits Interest Liquidating Distribution” means, with respect to each Class A Profits Interest Unit issued to a Class A Unit Holder and that (if forfeitable) has not been forfeited as of the applicable determination date, an amount equal to such Class A Unit Holder’s Profits Interest Liquidating Distribution Percentage multiplied by the Value Increase attributable to such Class A Profits Interest Unit deemed issued as of such determination date.

“Class A Profits Interest Unit” or “Class A Unit” means a Unit designated as such pursuant to this Agreement and having the attributes described in this Agreement, and “Class A Unit Holder” means a holder of Class A Profits Interest Units.

“Class A Unit Holder Liquidation Distribution Amount” means the aggregate of Class A Profits Interest Liquidating Distributions for all Class A Profits Interest Units deemed issued to such Class A Unit Holder and that has not been forfeited (if forfeitable) as of such determination date.

“Class A Unit Holder’s Percentage Interest” for any Class A Unit Holder as of any date means the percentage determined by dividing the number of Class A Profits Interest Units held by such Class A Unit Holder and that has not been forfeited (if forfeitable) as of such date by the aggregate number of Issued and Outstanding Units as of such date.

“CLIA HC Lab” means a laboratory that is certified under Clinical Laboratory Improvement Amendments of 1988 (CLIA), 42 U.S.C. § 263a to perform high complexity tests.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Developed Test” means a serologic test or tests to detect and/or measure the presence of antibodies to the COVID-19 virus each of which is based on the MS Lab Test, and which in the case of any particular test has the applicable specifications and performance characteristics set forth in the DSCA.

“Co-Developed Test Kits” means one or more assemblies of the Components and material that an End User needs to administer the Co-Developed Test, as developed by Bio-Techne in accordance with the DSCA.

“Company” has the meaning set forth in the preamble.

“Company Interest” means the ownership interest of a Member in the Company.

“Company Minimum Gain” has the meaning set forth in Section 7.4(a).

“Company ROFR Notice Period” has the meaning set forth in Section 9.3(a).

“Components” means any raw material, substance, piece, part, software, firmware, labeling, or assembly which is intended to be included as part of or used in the manufacture of the finished, packaged, and labeled Co-Developed Test Kits.

“Control” means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, whether by ownership of securities or by contract, more than 50% of the voting rights attributable to the shares of such corporation and, with respect to a person or organization that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or organization.

“COVID-19” means Coronavirus Disease 2019.

“Distributions” means distributions of Available Cash that the Board elects to make to the Members.

“Drag-Along Notice” has the meaning set forth in Section 6.5(b).

“Dragging Party” has the meaning set forth in Section 6.5(a).

“DSCA” means the development, supply, and commercialization agreement the Company enters into with Bio-Techne, a draft of which has been reviewed by the Members, and the final version of which has been approved by the Board of Managers.

“Electing Member” has the meaning set forth in Section 9.3(b).

“End User” means with respect to the Co-Developed Test Kit, a healthcare provider, clinical laboratory or other authorized Person that orders the Co-Developed Test Kit to detect if there has been an immune response to COVID-19 in the diagnosis of individuals suspected of prior SARS-CoV-2 infection; provided that the applicable healthcare provider, clinical laboratory, or other Person has satisfied any qualification requirements established by the FDA or other applicable Governmental Authority to purchase and utilize the applicable Co-Developed Test Kit..

“Enterprise Value” for purposes of Section 6.4 and Section 6.5 shall be determined by multiplying the per Unit price payable for the Class A Units in the transaction that makes Section 6.4 or Section 6.5 applicable by the aggregate number of Issued and Outstanding Units.

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or investment company.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended and as such act may be amended from time to time hereafter.

“EUA” means an Emergency Use Authorization for emergency use of a product pursuant to Section 564 of the FDC Act and/or any equivalent authorization promulgated that pertains to a serological antibody test, in each case as the same may have been amended or supplemented as of the time of any reference thereto.

“FDA” means the United States Food and Drug Administration or any successor Entities thereto.

“FDC Act” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended as of the time of any reference thereto.

“Governmental Authority” means any supranational, national, federal, state, provincial, local or foreign Person of any nature exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof, whether of the United States or any other country.

“Health Care Law” means all applicable Laws relating in any way to patient care and human health and safety, including such Laws pertaining to: (a) the development, manufacture and commercialization of drugs, serologic tests and medical devices, including, without limitation, the FDC Act, the Public Health Service Act, 42 U.S.C. § 201 et seq., the regulations, rules, policies, orders, and guidance of the FDA administered, issued, or promulgated thereunder, and equivalent applicable Laws of other Governmental Authorities; (b) the reimbursement and payment for health care products and services, including any United States federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), and programs and arrangements pertaining to providers of health care products or services that are paid for by any Governmental Authority or other Person, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), 42 U.S.C. § 1320a-7 and 42 U.S.C. § 1320a-7a, and the regulations promulgated pursuant to such statutes, Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, and equivalent applicable Laws of other Governmental Authorities; (c) the privacy and security of patient-identifying information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder and equivalent applicable Laws of other Governmental Authorities; (d) to the extent required, registration and reporting of clinical trials in accordance with 42 U.S.C. § 282(j) in each of the foregoing (a) through (d), as may be amended from time to time and (e) state health care laws including those corresponding to the federal laws described in (a) through (d).

“HHS” has the meaning set forth in the recitals.

“ISMMS” has the meaning set forth in the preamble.

“Indemnified Person” means each Member and any Representative of a Member (whether such Member or Representative is acting on behalf of the Company or serving at the request of the Company as the Representative of another enterprise).

“Indemnitee” has the meaning set forth in Section 11.1(a).

“Initial Loans” has the meaning set forth in Section 3.10(b)(ii).

“Intellectual Property” means all intellectual property, intangible property and proprietary rights, title, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all United States, foreign and international: (a) inventions (whether or not patentable), patents, patent applications and statutory invention registrations, utility models, reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, uniform resource locator addresses, symbols, slogans, and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights, registrations and applications thereof; (c) internet domain names, website content, social media handles, tags, hashtags, social media accounts, or any other online indicia of source; (d) original works of authorship in any medium of expression (whether or not published), copyrights and copyrightable works, registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (e) trade secrets, formulas, designs, devices, technical data, technology, know-how, research and development, advertising and promotional materials, inventions and invention disclosures, methods or processes, and other confidential or proprietary technical, business and other information; (f) computer software (including source and object code) and computer programs and databases in any form, including firmware, development tools, algorithms, data, data files, records, database management code, utilities, graphic user interfaces, internet web sites, all versions, updates, corrections, enhancements and modifications of any of the foregoing, and all related documentation; (g) all rights and remedies against past, present and future infringement, misappropriation or any other violations relating to any of the foregoing; and (h) all tangible embodiments of any of the foregoing.

“ISMMS IP License Agreement” means that certain IP License Agreement, dated as of the date hereof, entered into by and between ISMMS and the Company, a copy of which is attached hereto as Exhibit B, pursuant to which ISMMS grants to the Company a non-exclusive license to use the Intellectual Property described in the ISMMS IP License for the purposes contemplated by the Approved Manufacturer Agreements.

“ISMMS Loan” has the meaning set forth in Section 3.10(b)(i).

“ISMMS TM License Agreement” means that certain Trademark License Agreement, dated as of the date hereof, entered into by and between ISMMS and the Company, a copy of which is attached hereto as Exhibit C, pursuant to which ISMMS grants to the Company a non-exclusive license to use the Licensed Marks (as such term is defined in the ISMMS TM License Agreement) for the purposes contemplated by the Approved Manufacturer Agreements.

“Issued and Outstanding Units” as of any date means the sum as of such date of the issued and outstanding Class A Units that (if subject to forfeiture) have not been forfeited as of such date.

“Jeopardy Event” has the meaning set forth in Section 2.4(d).

“Lending Member” has the meaning set forth in Section 12.1.

“Laws” means all active governmental constitutions, laws, statutes, ordinances, treaties, rules, common laws, rulings, regulations, orders, chargers, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar legally effective pronouncements of any Governmental Authority, including, without, limiting the generality of the foregoing, Health Care Laws.

“Liquidating Event” means the sale or exchange of all or substantially all of the assets of the Company, or other transaction which, individually or together with any similar transaction or transactions, results in the disposition of all or substantially all of the assets of the Company or occurs in the course of liquidation of the Company or upon and with respect to which event the Company is dissolved and wound up and all payments, including payments on any promissory notes, have been received.

“Liquidating Event Valuation” means the value of the Company at the time of a Liquidating Event, using a methodology that values the Company net of any third party debt for borrowed money and that is otherwise determined by the Board of Managers.

“Majority in Interest” of the Members means Members who in the aggregate own Company Interests that represent at least a simple majority of the Percentage Interests.

“Majority Vote” of the Board of Managers means the vote of Board Members having the authority to cast at least a majority of the votes held by all Board Members.

“Mandatory Additional Capital Contribution” with respect to any Member means a capital contribution that by the terms of this Agreement is required to be made to the Company by such Member after the date of such Member’s admission to the Company.

“Member Nonrecourse Debt” has the meaning set forth in Section 7.4(a).

“Member Percentage Interest” as of any date for any Member means as of such date a percentage determined by dividing (i) the number of Units held by such Member as of such date by (ii) the aggregate number of Issued and Outstanding Units as of such date.

“Members” means the Class A Unit Holders. “Member” means any one of the Members.

“Mount Sinai Entities” means Mount Sinai Health System, Inc. and the Affiliates of Mount Sinai Health System, Inc., including, without limitation, The Mount Sinai Hospital, Beth Israel Medical Center, St. Luke’s-Roosevelt Hospital Center, The New York Eye and Ear Infirmary, South Nassau Communities Hospital and ISMMS.

“MS Background IP” means all Intellectual Property of the Mount Sinai Entities embodying the MS Lab Test and any improvements thereto made by ISMMS and/or any Affiliates of ISMMS utilizing a 98-well plate ELISA technology, including without limitation, the Intellectual Property described in the “Authorized Product Details” set forth in the MS Lab Test EUA and the document entitled “Accelerated Emergency Use Authorization (EUA) Summary COVID-19 ELISA IgG Antibody Test (Mount Sinai Laboratory)” submitted by the MS Lab in connection with the obtaining of the MS Lab Test EUA and any future versions of the MS Lab Test developed by ISMMS and/or Affiliates of ISMMS utilizing a 98-well plate ELISA technology.

“MS Lab” means the Mount Sinai Laboratory, Center for Clinical Laboratories, a division of the Department of Pathology, Molecular, and Cell-Based Medicine, New York, New York that is certified as a CLIA HC Lab.

“MS Lab Test” means the qualitative test for the detection of IgG antibodies against SARS-CoV-2 in serum and plasma specimens collected from individuals suspected of prior infection with the virus that causes COVID-19 by their healthcare provider as described in the MS Lab Test EUA.

“MS Lab Test EUA” means the EUA issued by the FDA to the MS Lab on April 15, 2020, with respect to the use of the MS Lab Test in the MS Lab, subject to the terms and conditions of such EUA.

“Nonrecourse Debt” has the meaning set forth in Section 7.4(a).

“Nonrecourse Deduction” has the meaning set forth in Section 7.4(a).

“Non-Selling Member(s)” has the meaning set forth in Section 9.3(b).

“Non-Selling Member ROFR Notice Period” has the meaning set forth in Section 9.3(b).

“NPCL” means the New York Not-for-Profit Corporation Act, as amended.

“Offer” has the meaning set forth in Section 9.3(a).

“Offeror” has the meaning set forth in Section 9.3(a).

“Offered Interest” has the meaning set forth in Section 9.3(a).

“Operations” means all activities of the Company not constituting a Liquidating Event.

“Partnership Representative” has the meaning set forth in Section 4.15(a).

“Percentage Interest” means the Class A Unit Holder’s Percentage Interest of such Class A Unit Holder at the time of reference thereto.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Policy on Institutional Leader Conflicts of Interest” means the Mount Sinai Health System Policy on Institutional Leaders Conflicts of Interest dated December 16, 2019.

“Proceeding” has the meaning set forth in Section 11.1(a).

“Proposed Transferee” has the meaning set forth in Section 6.4(a).

“Proxy” has the meaning set forth in Section 6.5(c).

“Public Health Emergency” has the meaning set forth in the recitals.

“Renalytix” has the meaning set forth in the preamble.

“Renalytix Loan” has the meaning set forth in Section 3.10(b)(ii).

“Representative” means a person serving as a member, director, officer, proprietor (including any stockholder so serving), trustee, employee, or agent of an enterprise or serving a similar function for an enterprise.

“RUO Addendum” has the meaning set forth in the DSCA.

“SARS-CoV-2” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 9.3(a).

“Supermajority Vote” of the Board Members having the authority to cast at least a simple majority of the votes held by all Board Members provided that such Board Members include the Board Member appointed by Renalytix pursuant to the Voting Agreement.

“Tagging Member” has the meaning specified in Section 6.4(a).

“Third Party” has the meaning specified in Section 3.4(b).

“Transfer” means the sale, transfer, conveyance, assignment or disposition of all or any part of a Company Interest, but not a pledge, hypothecation, mortgage or encumbrance thereof to the extent permitted by this Agreement.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.

“Units” means a unit of limited liability company interest in the Company having the attributes assigned thereto by this Agreement or by the Board of Managers in accordance with this Agreement.

“Value Increase” means, with respect to a Class A Profits Interest Unit that has not been forfeited (if forfeitable) as of the applicable determination date, the increase in the value of the Company, if any, from the time such Class A Profits Interest Unit was deemed issued to the time of a Liquidating Event (as determined by the Liquidating Event Valuation), net of any third party debt for borrowed money.

“Voting Agreement” means the voting agreement, dated as of the date hereof, entered into by the Members to memorialize certain agreements of the Members with respect to the voting of their Units, a copy of which is attached hereto as Exhibit D.

1.2    Number and Gender. Whenever the context requires, references in this Agreement to the singular number include the plural, and the plural number include the singular, and words denoting gender include the masculine, feminine and neuter.

ARTICLE II

ORGANIZATION, NAME, PLACE OF BUSINESS, PURPOSE, AND TERM

2.1    Organization. Pursuant to the provisions of the Act and this Agreement, the Members hereto hereby organize the Company on the terms and conditions set forth herein and in accordance with the Act. To the extent that the laws of jurisdictions other than the State of Delaware shall be applicable, the Company is intended to be qualified as a foreign limited liability company under such laws.

2.2    Name; Registered Office; Registered Agent for Service of Process. The Company business shall be conducted under the name and style of the Kantaro Biosciences LLC. However, in the discretion of the Board of Managers, the Company business may be conducted, upon compliance with all applicable laws and the terms of this Agreement, under any other name or names selected by the Board of Managers provided that such name contains the words “limited liability company”, or the abbreviations “LLC” or L.L.C. The principal office, place of business and registered office of the Company shall be 1460 Broadway, New York, New York 10036, or at such other location as the Board of Managers shall determine. The address of the registered agent of the Company for service of process in the State of Delaware is 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is Cogency Global Inc. The registered office and agent may be changed from time to time pursuant to the Act by the Board of Managers.

2.3    Purpose. The purpose and character of the business of the Company is to enable the development of commercializable versions of the MS Lab Test to promote public health and respond to the COVID-19 pandemic in such ways that in each case are approved by the Board of Managers, including by entering into the Approved Manufacturer Agreements, and that in each case are consistent with and advance the charitable mission of ISMMS.

2.4    Charitable Purposes.

(a)    The Company shall at all times be operated and managed in a manner that furthers ISMMS’s charitable mission. ISMMS’s charitable mission shall take precedence over the duty of the Company or the Board of Managers of the Company to operate for the financial benefit of the Members of the Company. In the event of a conflict between the ISMMS’s charitable mission and any duty of the Company’s Board of Managers to operate for the financial benefit of the Members, the Company shall operate in furtherance of ISMMS’s charitable mission without regard to the consequences with respect to the profitability of the Company.

(b)    The Company shall be operated and managed in a manner that will not, in the reasonable opinion of ISMMS, on advice of its legal and/or tax counsel, cause the Company to (i) act other than in furtherance of the tax-exempt purposes of ISMMS, or (ii) act in any manner that would adversely affect ISMMS’s tax exempt status under Section 501(c)(3) of the Code.

(c)    Notwithstanding any power vested in the Board of Managers by applicable law or by the provisions of this Agreement, the Board of Managers shall not take any action that would conflict with the provisions of this Section 2.4.

(d)    In the event ISMMS determines in good faith, based on written advice of legal and/or tax counsel, that this Agreement or any operations or activities of the Company could reasonably be expected to result in, or present a material risk of, revocation or threat of revocation of the US federal, state or local tax-exempt status of ISMMS or any of its Affiliates (a

“Jeopardy Event”), ISMMS may elect to renegotiate this Agreement by giving written notice thereof to Renalytix. If such notice is provided, ISMMS and Renalytix shall negotiate in good faith during the sixty (60) day period after the date the written notice is given, in an effort to develop a revised agreement or modify the activities or operations of the Company, that, to the extent reasonably practicable, when implemented will adequately resolve and avoid the Jeopardy Event, in the reasonable discretion of ISMMS, while at the same time keeping ISMMS and Renalytix in a position that is substantially similar to the position in which each was in prior to such renegotiation.

(e)    In the event ISMMS and Renalytix are unable in good faith to develop a revised agreement, or to otherwise correct the offending conduct, upon expiration of the sixty (60) day period described above, unless such period is extended by the mutual agreement of the parties, ISMMS shall have the option to redeem its interests in the Company, terminate the ISMMS IP License Agreement and ISMMS TM License Agreement, assign the Approved Manufacturer Agreements to ISMMS or an Affiliate of ISMMS, and withdraw.

(f)    Upon request of ISMMS, the Company and Renalytix, as applicable, shall immediately cease and desist any and all activities deemed to be the cause of the Jeopardy Event.

2.5    Applicability of Certain NPCL Provisions. ISMMS and Renalytix acknowledge and agree that the Company will be subject to the provisions of Section 715 of the NPCL. Accordingly the Board of Managers shall adopt and implement policies and procedures to implement the provisions of Section 715 of the NPCL. Until such policies and procedures are adopted, the Company shall adhere to and abide by the Policy on Institutional Leader Conflicts of Interest.

2.6    Perpetual Existence. The Company shall continue in full force and effect until dissolved and terminated pursuant to this Agreement or by law.

ARTICLE III

CAPITALIZATION OF THE COMPANY, ISSUANCE OF UNITS OF LIMITED LIABILITY

COMPANY INTEREST AND ADMISSIONS OF MEMBERS

3.1    Authorization of Issuance of Units. The Company shall have the authority to issue 1,000 shares of Class A Units at fair market value as determined by the Board of Managers in its reasonable discretion and having such attributes as the Board of Managers shall determine, in each case, with any approval of the Board as shall be required by this Agreement. The Board of Managers is authorized to accept Capital Contributions from Members from time to time in its discretion in order to capitalize the Company with Capital Contributions that are in the judgment of the Board of Managers sufficient to enable the Company to undertake and operate the Business. Each such Member shall be deemed admitted to the Company when the Board of Managers has accepted its Capital Contribution.

3.2    Issuance of Profits Interests.

(a)    The Company hereby issues 250 Class A Profits Interests Units to Renalytix in respect of the services to be rendered under the ASA. The Company hereby issues

750 Class A Profits Interests Units to ISMMS as partial consideration for the rights granted by ISMMS to the Company under the ISMMS IP License Agreement. For purposes of the determination of the Value Increase for all Class A Profits Interest Units issued pursuant to this Section 3.3(a), the value of the Company as of the date hereof shall be deemed to be $0.00 (Zero Dollars).

(b)    Of the 250 Class A Profits Interest issued to Renalytix pursuant to Section 3.2(a), sixty-three Class A Profits Interests shall not be subject to forfeiture. The remaining one hundred eighty-seven Class A Profits Interest Units issued to Renalytix pursuant to Section 3.2(a) (the “Unvested Units”) shall be subject to forfeiture as follows: if prior to December 31, 2020, the Company shall terminate the ASA in accordance with the terms of the ASA as a result of Renalytix’s material breach of the ASA (after giving the notice and affording the opportunity to cure that is contemplated by the ASA) or pursuant to Section 12.1(b)(iii) of the ASA, then Renalytix shall retain a percentage of such Unvested Units determined by dividing the number of full calendar months commencing with May 1, 2020, and ending December 31, 2020, for which the ASA was in effect prior to such termination by eight, and the balance of the Unvested Units shall be deemed to have been forfeited as of the date of such termination. If as of December 31, 2020, the ASA has not been terminated by the Company in accordance with the terms of the ASA as a result of Renalytix’s material breach of the ASA (after giving the notice and affording the opportunity to cure that is contemplated by the ASA) or pursuant to Section 12.1(b)(iii) of the ASA, then thereafter none of such one hundred eighty-seven Class A Profits Interest Units issued to Renalytix pursuant to Section 3.2(a) shall be subject to forfeiture. Even if any Class A Profits Interest Units issued to Renalytix pursuant to Section 3.2(a) shall be forfeited, Renalytix shall not as a result of such forfeiture be required to return any distributions of Available Cash that have theretofore been made by the Company to Renalytix in respect of such forfeited Class A Profits Interest Units.

(c)    If there occurs a Change of Control at any time while the Unvested Units are subject to forfeiture as prescribed in Section 3.2(b) hereof, such Unvested Units shall become fully vested and no longer subject to forfeiture upon the entry into the definitive agreement governing such Change of Control. No Class A Profits Interests issued to Renalytix pursuant to Section 3.2(a) that have not been forfeited as of the date of a Change of Control shall be subject to forfeiture from and after the date of a Change of Control.

(d)    The 750 Class A Profits Units Interests issued to ISMMS pursuant to Section 3.2(a) shall not be subject to forfeiture.

(e)    The Class A Profits Interest Units are intended to be treated as “profits interests” in the Company as defined in Revenue Procedure 93-27. A Class A Unit Holder may make an election pursuant to Section 83(b) of the Code upon the grant of any Class A Profits Interest Units. In the event of a change of law in respect of the tax treatment of the grant of a “profits interest” to a service provider, the Board of Managers and each Member shall take all actions as may reasonably be required to maintain, to the extent possible, the tax treatment of grants of “profits interests” in return for services provided to, or for the benefit, of the Company as contemplated by Revenue Procedures 93-27 and 2001-43. For the avoidance of doubt, such actions shall include necessary or advisable amendments of this Agreement. Notwithstanding anything to the contrary contained herein, the Company and the Members agree to treat each holder of Class A Profits Interest Units, even if subject to forfeiture, as the owner of the Class A Profits Interest Units issued to such holder from the date such Class A Profits Interest Units are issued to such holder, within the meaning of Section 4.01 of Rev. Proc. 2001-43, 2001-2 C.B. 191. Each holder of Class A Profits Interest Units will take into account its distributive share of Company income, gain, loss, deduction and credit associated with the Class A Units issued to each such holder from the date such Class A Units are issued in computing each such holder’s income tax liability for the entire period during which such holder holds such Class A Profits Interest Units, as provided for in Article III of this Agreement. Neither the Company nor any Members will deduct the fair market value of the Class A Profits Interest Units as wages, compensation or otherwise, at the time Class A Profits Interest Units are issued or at any other time. By executing this Agreement, each holder of Class A Profits Interest Units acknowledges that it is responsible for determining the income tax consequences to it of acquiring or holding its Class A Profits Interest Units.

3.3    Capital Accounts.

(a)    The Company established and shall maintain a capital account (“Capital Account”) for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). There shall be credited to the Capital Account of each Member the Capital Contribution made by such Member, which upon the formation of the Company the Members acknowledge and agree shall be zero for each Member. Except as otherwise provided in this Agreement, and in any event pursuant to the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv), the Capital Account balance of each Member shall be credited (increased) by (i) the amount of money contributed by such Member to the capital of the Company as a Capital Contribution or as an Additional Capital Contribution, (ii) the fair market value of property contributed by such Member to the capital of the Company net of liabilities secured by such property that the Company assumes or takes subject to, and (iii) such Member’s allocable share of Company income and gain (or items thereof), including income and gain exempt from taxation; and the Capital Account balance of each Member has been and shall be debited (decreased) by (x) the amount of cash distributed to such Member, (y) the fair market value of property distributed to such Member (net of liabilities secured by such property that the Member assumes or takes subject to), and (z) such Member’s share of Company losses, depreciation and other deductions, including such Member’s share of expenditures of the Company described in Section 705(a)(2)(B) of the Code. Notwithstanding the foregoing, a Member’s Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Member to the extent such Member’s Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Company.

(b)    Upon the Transfer of a Company Interest, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(c)    In the absolute discretion of the Board of Managers, the property of the Company shall be revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and the Capital Accounts of all Members shall be adjusted upon occurrence of any of the events set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in all the Company’s property (that has not previously been reflected in the Capital Accounts) would be allocated among the Members if there was a taxable disposition of all such property on the date of the occurrence of any such event.

3.4    Issuance of Additional Units.

(a)    If after the initial capitalization of the Company the Board of Managers determines in its absolute discretion that it is in the best interest of the Company to raise additional capital, then, the Board of Managers may in its absolute discretion, and is hereby granted all requisite authority to, raise additional capital for the Company by issuing additional Units pursuant to the terms of this Section 3.4.

(b)    If the Board of Managers determines to issue additional Units (the “Additional Units”) in accordance with the provisions of Section 3.4(a), then prior to offering the Additional Units to any Person (a “Third Party”) other than the Members and their Affiliates, the Board of Managers shall offer such Additional Units to the Members in writing. The Members shall have the right for ten (10) days following the giving of notice of such offer in writing to purchase all or any portion of such Additional Units for a purchase price equal to the Additional Units Purchase Price. Each Member that elects to purchase Additional Units shall be entitled to purchase, for a pro rata portion of the Additional Unit Purchase Price (such pro rata portion for each electing Member, its “Additional Capital Contribution”), a portion of the Additional Units equal to the Additional Units to be issued multiplied by a fraction, the numerator of which shall be the Member Percentage Interest of such Member, and the denominator of which shall be the sum of the Percentage Interests of all the Members electing to purchase Additional Units. To the extent a Member does not elect to purchase all the Additional Units to which such Member is entitled, then other Members may purchase such excess Additional Units in the same proportion that each such other Member’s Percentage Interest bears to the aggregate Member Percentage Interests of all the other Members that elect to purchase such excess Additional Units.

(c)    Any Additional Units not purchased by the Members under subsection (b) above may, if the Board of Managers so elects in its absolute discretion, be offered and sold to Third Parties for the Additional Unit Purchase Price. The Board of Managers shall determine whether to refuse or admit any such Third Party to the Company and such determination shall be conclusive and binding upon the Company and the Members. Each Third Party offeree that the Board of Managers determines to admit as a Member shall become a Member and be reflected as such on the records of the Company at such time as such individual or entity (i) makes the representations set forth in Section 3.7 of this Agreement, (ii) subject to Section 3.4(d), pays the Company cash in the amount of the portion of the Additional Units Purchase Price payable upon admission that is allocable to the Additional Units to be acquired by such Third Party, (iii) executes and delivers a counterpart of this Agreement or an instrument of joinder to this Agreement that is approved by the Board of Managers, and (iv) performs or satisfies such other conditions as the Board of Managers may in its absolute discretion deem appropriate.

(d)    The “Additional Unit Purchase Price” and the Percentage Interest to be assigned to the Additional Investor Unit shall each be based on the fair market value of the Additional Investor Unit, as determined by the Board of Managers in its reasonable discretion on the date of its decision to issue Additional Units on the basis of its determination of the fair market value of the assets of the Company and the Percentage Interests of the Members, subject to Section 3.4(f). The Additional Unit Purchase Price shall be payable in cash at the time of the issuance of the Additional Units and/or in installments and at times as determined by the Board of Managers in its absolute discretion.

(e)    Upon the issuance of any Additional Units, the Board of Managers is authorized to reflect the Capital Contributions of each of the additional Members and to restate the Percentage Interests of each of the Members. Upon the issuance of any Additional Units, the Board of Managers is authorized to restate the Capital Accounts of the Members to reflect their respective shares of the fair market value of the assets of the Company as determined pursuant to this Section 3.4.

(f)    The determinations of the fair market value of the Additional Units and of the deemed fair market value of the Company described in this Section 3.5 shall lie within the reasonable discretion of the Board of Managers, it being recognized by the Members that there will be no market for the Units.

3.5    Other Matters Relating to Capital Contributions.

(a)    Loans by a Member to the Company shall not be considered Capital Contributions.

(b)    Subject to Article X and subject to Section 2.4, no Member shall be entitled to withdraw, or to obtain a return of, any part of his contribution to the capital of the Company, or to receive Company property or assets other than cash in return thereof, and no Member shall be liable to any other Member for a return of his contributions to the capital of the Company.

(c)    No Member shall be entitled to priority over any other Member, either with respect to a return of his contributions to the capital of the Company, or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.

(d)    No interest shall be paid on any Member’s Capital Contribution.

(e)    Subject to Article X, the Board of Managers shall have no liability to any Member to return such Member’s Capital Contribution.

3.6    Deficit Capital Account Balances. Upon liquidation of a Member’s Company Interest, no Member with a deficit balance in its Capital Account shall have any obligation to restore such deficit balance, or to make any contribution to the capital of the Company.

3.7    Investment Representation of Members. Each Member represents and warrants to, and agrees with, the Company as follows:

(a)    that such Member is acquiring its Company Interest for its own account solely for investment and not with a view to distribution thereof;

(b)    that such Member has participated in the development of the business plan of the Company, is fully familiar with the risks and opportunities associated with an investment in the Company and is not relying on the other Member(s) in making a decision to invest in the Company;

(c)    that such Member understands that the Company Interests have not been registered under the Securities Act or the securities statutes of any state, and accordingly may not be sold, transferred, pledged, hypothecated or otherwise disposed of without first complying with the provisions of Section 9.2(e) hereof;

(d)    that such Member shall indemnify and hold the Company harmless from and against all of the costs and expenses, including reasonable attorneys’ fees, incurred by the Company as a result of such Member’s breach of the provisions of this Section 3.7 or any other breaches of written representations or warranties made for purposes of complying with applicable federal or state securities laws; and

(e)    that, where applicable, such Member has delivered a true and correct form of a Certificate of Non-Foreign Status, attached as Exhibit E.

3.8    Liability of Members. The liability of each Member for the losses, debts, liabilities and obligations of the Company shall be limited to his, her or its obligations to make Capital Contributions as contemplated hereby and to his, her or its share of any assets and undistributed profits of the Company; provided, however, that under applicable law a Member may be liable under certain circumstances to the extent of previous money or other distributions made to him, her or it. It is the intention of this Agreement that no Member shall have any liability as a result of the receipt of any distribution except to the express extent provided in Sections 18-804(c) and (d) of the Act. No Member shall be required to lend any funds to the Company or, after his, her or its entire Capital Contribution required to be paid hereunder has been paid, to make any further contribution to the Company. It is the intent of the Members that no distribution (or any part of any distribution) made to any Member pursuant to Section 7.1 hereof shall be deemed a return or withdrawal of such Member’s Capital Contribution for purposes of the Act, even if such distribution represents, in full or in part, an allocation of depreciation or any other non-cash item accounted for as a loss or deduction from or offset to the Company’s income, and that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. If any court of competent jurisdiction holds, however, that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the Board of Managers. Nothing in this Section 3.9 shall limit or restrict any liability that Renalytix would otherwise have pursuant to the ASA, or any liability that ISMMS would otherwise have pursuant to the ISMMS IP License Agreement and/or the ISMMS TM License Agreement.

3.9    Uncertificated Units. The Board of Managers shall act as registrar for the Units. At all times while any Units remain outstanding, the Board of Managers shall keep or cause to be kept books of registry for the registration of Units and registration of transfer of Units at the Company’s principal place of business. Upon compliance with the terms and conditions of Article IX hereof with respect to a Unit, the Board of Managers shall register the transfer of such Units. Prior to the due presentment for registration of transfer, the Board of Managers may treat the registered owner of any Units as the absolute owner of such Units for the purpose of making distributions and for all other purposes whatsoever. Class A Profits Interests Units shall be considered “general intangibles” as such term is defined in Section 9-102(a)(42) of the Uniform Commercial Code as adopted in the State of Delaware.

3.10    Loans to the Company.

(a)    Any Member (the “Lending Member”) may lend funds to the Company on such terms as may be deemed reasonable by the Board of Managers; provided, however, that the Board of Managers shall offer each other Member the right to participate in any such loan of funds to the Company upon the same terms as agreed upon with the Lending Member.

(b)    Initial Loans.

(i)    ISMMS hereby agrees to lend to the Company the aggregate amount of $750,000 (Seven Hundred Fifty Thousand Dollars) (the “ISMMS Loan”), payable (i) $250,000 (Two Hundred Fifty Thousand Dollars) as of the date hereof, and (ii) the balance of the ISMMS Loan payable as and when called for by the Board of Managers (provided that each such call for the ISMMS Loan shall be made by the Board of Managers upon all Initial Loans (as defined below) on a pro rata basis). When ISMMS has made an aggregate loan to the Company equal to $750,000 (Seven Hundred Fifty Thousand Dollars), ISMMS shall have no further obligation to lend any funds to the Company except as ISMMS may agree in writing in its sole discretion.

(ii)    Renalytix hereby agrees to lend to the Company the aggregate amount of $250,000 (Two Hundred Fifty Thousand Dollars) (the Renalytix Loan” and together with the ISMMS Loan, the “Initial Loans”), payable (i) $83,333 (Eighty-Three Thousand Three Hundred Thirty-Three Dollars) as of the date hereof, and (ii) the balance of the Renalytix Loan as and when called for by the Board of Managers (provided that each such call for the Renalytix Loan shall be made by the Board of Managers upon all Initial Loans on a pro rata basis). When Renalytix has made aggregate loan to the Company equal to $250,000 (Two Hundred Fifty Thousand Dollars), Renalytix shall have no further obligation to lend any funds to the Company except as Renalytix may agree in writing in its sole discretion.

(iii)    The Initial Loans will bear interest at 0.25%, compounded monthly, and will be repayable from the first amounts that would otherwise constitute Available Cash for distribution to the Members of the Company (provided that the Loans will be repaid on a pro rata basis). The Initial Loans shall be issued pursuant to the terms of that certain Promissory Note attached hereto as Exhibit F (the “Promissory Note”).

3.11    Renalytix Disqualifying Event. Notwithstanding anything to the contrary contained herein, in the event that the ASA is terminated pursuant to Section 12.1(b)(iii) of the ASA, the parties hereby agree and acknowledge that the rights granted to Renalytix pursuant to the Voting Agreement and Section 4.4(c) shall become null and void.

ARTICLE IV

RIGHTS AND POWERS OF THE BOARD OF MANAGERS; STRUCTURE AND ORGANIZATION OF THE COMPANY

4.1    Overview.

(a)    Members. The Company will be owned by the Members and will be managed by the Board of Managers.

(b)    Board of Managers. The overall responsibility for the management and control of the business and affairs of the Company will be vested in and subject to the authority of the Board of Managers. The Board Members will be designated as provided in the Voting Agreement.

4.2    Membership of the Board of Managers.

(a)    Number and Designation of Managers. Each of ISMMS and Renalytix shall be entitled to appoint members of the Board of Managers having votes that are in proportion to the respective Percentage Interests of ISMMS and Renalytix respectively from time to time. Initially, the total number of votes held by the members of the Board of Managers shall be four (4), the authority to cast three (3) of which shall be held by Board Members appointed by ISMMS and the authority to cast one (1) of which shall be held by the Board Member appointed by Renalytix as contemplated by the Voting Agreement.

(b)    Term of Office. Each Board Member shall hold office until his or her successor is duly designated and qualified, except in the event of the earlier termination of his or her designation by reason of death, resignation, removal or other reason.

(c)    Removal and Resignation of Managers. A Board Member who has been designated by a Member may be removed with or without cause by the designating Member at any time. Any Board Member may resign at any time upon written notice to the Company. The resignation of any Board Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d)    Vacancies. Vacancies on the Board of Managers occurring for any reason shall be filled by the designating Member who appointed the Board Member who previously occupied the vacant seat.

4.3    Meetings and Voting of the Board of Managers.

(a)    Notice of Meetings. Notification of any meeting of the Board of Managers shall be deemed to be duly given to a Board Member (i) if sent to him or her at such email address as appears upon the books of the Company, or at the email address last made known in writing to the Company by such Board Member as the email address to which such notices are to be sent, not later than two (2) days before the day on which such meeting is to be held, or (ii) if delivered to him or her personally or orally, by telephone or otherwise, not later than the day before the day on which such meeting is to be held. Each such notification shall state the time and place of the meeting. In the event the Board Member is unable to attend a meeting, he or she may designate an individual to serve as a proxy for the purpose of taking any action at such meeting. Notification of any meeting of the Board of Managers need not be given to any Board Member who submits a signed waiver of notice before or after the holding of such meeting, or who attends such meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

(b)    Requisite Quorum and Vote. At all meetings of the Board of Managers, the presence of Board Members having the right to cast three (3) or more votes shall constitute a quorum for the transaction of business. Any decision that is approved by a Majority Vote of the Board Members at a duly convened meeting (or by written consent in lieu thereof) shall constitute the action of the Board of Managers.

(c)    Participation in Meetings By Telephone, etc. Any one or more Board Members may participate in any meeting of the Board of Managers by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

(d)    Conduct of Board Affairs. The Board of Managers may adopt such rules and regulations for the conduct of its business and the business of the Company as the Board of Managers may deem proper, provided the same are not inconsistent with the Act, the Certificate or this Agreement.

(e)    Regular Meetings. Regular meetings of the Board of Managers shall be held at such times and places as shall from time to time be determined by the Board of Managers. After there has been such determination and notification thereof has been given, no further notice shall be required for any such regular meeting. Any business may be transacted at any regular meeting.

(f)    Action by Written Consent in Lieu of Meeting. Any action required or permitted to be taken by the Board of Managers may be taken without a meeting if the number of Board Members required to take such action consents in writing to the adoption of a resolution authorizing the action. The resolution and written consents thereto by the Board Members shall be filed with the minutes of the proceedings of the Board of Managers.

(g)    Special Meetings. Special meetings of the Board of Managers shall be held at the principal office of the Company or such other place as the Board of Managers shall determine on such dates as shall be requested by the Board of Managers. Notice of the time, date and place of such meeting, and the business proposed to be transacted thereat, shall be given to each Board Member in the manner and at the time described in Section 4.3(a).

4.4    Authority of Board of Managers.

(a)    Scope of Authority. Subject to the Supermajority Vote requirements of Section 4.4(c) and subject to the terms of Section 4.5, the Board of Managers is hereby delegated the authority for, and in the name and on behalf of, the Company to, without limitation: (i) purchase, lease or otherwise acquire from, or sell, lease, or otherwise dispose of to, any Person, any property of the Company, (ii) open bank accounts and otherwise invest the funds of the Company, (iii) purchase insurance on the business and assets of the Company, (iv) commence lawsuits and other proceedings, (v) enter into agreements, instruments or other writings, (vi) retain accountants, attorneys or other agents, (vii) execute and perform the Company’s obligations under the Approved Manufacturer Agreements, (viii) file a petition in bankruptcy, and (ix) take any other lawful action that the Board of Managers considers necessary, convenient or advisable in connection with any business of the Company. The Board of Managers on behalf of the Company may enter into agreements with any Member so long as the Board of Managers complies with Section 4.4(b).

(b)    Authority Over Specified Matters. Subject to a Majority Vote and subject to the Supermajority Vote requirements of Section 4.4(c), and subject to the terms of Section 4.5, the Board Members will have the authority to approve the following actions if and as proposed by the Board of Managers:

(i)    The annual budgets of the Company and any subsidiaries.

(ii)    The execution by the Company or any subsidiary of any contract or agreement with a Member (including the Manager) or an affiliate of a Member.

(iii)    The appointment of officers of the Company.

(iv)    The adoption and implementation of policies and procedures to implement the provisions of Section 715 of the NPCL as contemplated by Section 2.5.

(c)    The following decisions will require a Supermajority Vote:

(i)    Approval of any contracts or agreements with ISMMS or an ISMMS Affiliate, other than the ISMMS IP License Agreement and the ISMMS TM License Agreement, but including any amendment to the ISMMS IP License Agreement or ISMMS TM License Agreement.

(ii)    The issuance of additional Units subject to compliance with the provisions of Section 3.4.

(iii)    The pricing and other terms of Additional Units.

(iv)    The incurrence or refinancing of debt for borrowed money by the Company or any subsidiaries.

(v)    The making of any distributions by the Company.

(vi)    The sale of all or substantially all of the assets of the Company.

(vii)    The acquisition by the Company or any subsidiary of material assets from a third party.

(d)    The execution and delivery of the ASA, the ISMMS IP License Agreement and the ISMMS TM License Agreement is hereby approved by the Members.

4.5    Retention of Working Capital; Establishment of Legal Reserve.

(a)    Retention of Working Capital. Of the amounts that would otherwise constitute Available Cash, unless the Board of Managers determines otherwise by unanimous vote, it will be the policy of the Company to retain as working capital an aggregate amount that at any given time is at least equal to one point five (1.5) times the forecasted operating expenses of the Company over the ensuing six (6) months and that is no more than two (2) times the forecast operating expenses over the ensuing twelve (12) months.

(b)    Establishment of Legal Reserve. The Company shall retain expert third party advisors to counsel the Company with respect to the appropriate amount of a prudent reserve for potential legal expenses, and it will be the policy of the Company to fund such reserve in an amount that is consistent with the recommendation of such advisors from amounts that would otherwise constitute Available Cash.

4.6    Duties and Obligations of the Board of Managers.

(a)    Other Activities of Board Members. The Board Members shall devote to the affairs of the Company such time as may be necessary for the proper performance of their duties hereunder.

(b)    Compliance with Certain Legal Requirements. The Board of Managers shall take such action as may be necessary or appropriate for the continuation of the Company’s valid existence under the laws of the State of Delaware and in order to form or qualify the Company under the laws of any jurisdiction in which the Company is doing business or has decided to do business, or in which such formation or qualification is necessary to protect the limited liability of the Members. The Board of Managers shall take such action as may be necessary or appropriate for the qualification of the Company for such regulatory licenses as may be required by applicable law for the lawful conduct of the business of the Company. The Board of Managers shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction.

(c)    Tax Payments and Filings. The Board of Managers shall cause to be prepared and filed on or before the due date (or any extension thereof) any federal, state or local tax returns or schedules required to be filed by the Company. The Board of Managers shall cause the Company to pay any taxes required to be paid by the Company.

(d)    Certain Insurance Policies. The Board of Managers is authorized to cause the Company to acquire policies of insurance, insuring the Members, Board Members, officers, employees and agents of the Company and any subsidiary against liabilities in connection with the business of the Company and its subsidiaries and insuring the Company and its subsidiaries against liabilities with respect to any indemnification it is legally required or permitted to provide pursuant to Section 4.8.

(e)    Tax Classification. The Board of Managers shall take such actions as may be necessary on its part to cause the Company to be and to continue throughout its term to be classified as a partnership for federal income tax purposes.

4.7    Compensation of the Board of Managers. The Board Members shall not in their capacity as members of the Board of Managers receive any salary, fees, profits, distributions or allocations of profit or loss under this Agreement; provided, however, they may receive reasonable compensation for services performed for or on behalf of the Company in any other capacity.

4.8    Limitation on Liability.

(a)    Limitation on Liability. Except as otherwise required by the express provisions of applicable law that may not be waived, an Indemnified Person in his or her capacity as such shall not be liable, responsible or accountable in damages or otherwise to the Company or any of the Members for any act or omission performed or omitted by him or her, except for such acts or omissions that constitute (i) fraud; (ii) gross negligence; (iii) willful misconduct; (iv) material breach of this Agreement or (v) breach of the Board Member’s duty to the Company as determined pursuant to the terms of this Agreement including without limitation the provisions of Section 2.4. Nothing in this Section 4.8(a) shall limit any liability of Renalytix pursuant to the express terms of the ASA or the liability of ISMMS pursuant to the express terms of the ISMMS IP License Agreement and/or the ISMMS TM License Agreement.

(b)    Errors and Omissions Insurance. The Company may, but shall not be required to, pay for insurance covering liability of Board Members and officers of the Company for their actions or omissions, including actions or omissions for which indemnification is not permitted hereunder.

4.9    Officers.

(a)    Officers. The Company shall have such officers as the Board of Managers determines to appoint from time to time. The initial officer of the Company shall be: Erik Lium, Chairman, Board of Managers.

(b)    Term of Office. Each officer shall hold office until his or her successor is duly appointed and qualified, or until his or her earlier death, resignation or removal.

(c)    Duties. Each officer shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Managers. The Board of Managers may delegate the duties and powers of any officer of the Company to any other officer for a specified period of time for any reason that the Board of Managers deems sufficient.

(d)    Removal. Any officer of the Company may be removed with or without cause by the Board of Managers.

(e)    Resignation. Any officer may resign at any time by giving written notice of resignation to the Board of Managers. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make the resignation effective.

4.10    Internalization of Staff Functions. The Company, with the support of Renalytix, shall internalize certain staff functions into the Company and the Company shall build internal operational capabilities once the Company achieves a level of operating and economic activity to allow the Company to be self-sustaining. When the Company and Renalytix agree that functions can be most efficiently performed by the Company’s internal staff and the Board of Managers approves such internalization, the Company and Renalytix shall each take the steps necessary to implement such internalization. The Board of Managers shall have the authority to approve such internalization by adopting budgets and/or business plans that contemplate such internalization and may delegate such authority to approve and implement such internalization to designated representatives of ISMMS and Renalytix.

4.11    Admission of Members. A Person may become a Member after the date of this Agreement only by the approval of the Board of Managers. As part of such approval, the amount of the required Capital Contributions and the admission date of such Member shall be determined by the Board of Managers.

4.12    Other Business Ventures; Relationship of Members to Company.

(a)    Other Business Ventures. Any Member and its Affiliates may engage independently or with others in other business ventures of every nature and description. Neither the Company nor the other Member shall have any right by virtue of this Agreement, or the relationship created hereby, in or to such other ventures, and the pursuit of such ventures shall not be deemed wrongful or improper under this Agreement. The Members expressly agree that the doctrine of corporate opportunity shall not be required to be observed by them in relation to the Company.

(b)    Contract to Govern. To the extent that, at law or in equity, a Board Member, a Member or the Affiliates of a Member have duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, such Member and its Affiliates acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for their good faith reliance on the provisions of this Agreement including without limitation the provisions of Section 2.4. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of the Members or their Affiliates otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Person.

(c)    Same Interests. Without limiting the generality of Section 4.12(a), in anticipation that the Company and ISMMS may have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company through its continued contractual, corporate and business relations with ISMMS (including potentially service of officers and trustees of ISMMS as Board Members of the Corporation), the provisions of this Section 4.12(c) are set forth to regulate and define the conduct of certain affairs of the Company as they may involve ISMMS and its officers and trustees, and the powers, rights, duties and liabilities of the Company and its officers, Board Members and Members in connection therewith.

(i)    Subject to any provisions herein to the contrary and in any negotiated commercial agreements to which ISMMS is a party, ISMMS shall have the right to, and shall have no duty to refrain from, conducting and carrying on its business, activities and transactions and doing and performing all and everything which may be necessary, advisable or suitable and proper for the conduct of its business. Neither ISMMS nor any officer or trustee thereof (except as provided in Section 4.12(c)(ii)) shall be liable to the Company or its Members for breach of any fiduciary duty by reason of any such business, activities or transactions of ISMMS or of such person’s participation therein. In the event that ISMMS acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both ISMMS and the Company, ISMMS shall have no duty to communicate or present such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member of the Company by reason of the fact that ISMMS pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity (including, without limitation, an Affiliate of ISMMS) or does not present such corporate opportunity to the Company.

(ii)    In the event that a Board Member or officer of the Company who is also a trustee or officer of ISMMS acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company and ISMMS, such Board Member or officer of the Company: (i) shall have fully satisfied and fulfilled such person’s fiduciary duty to the Company and its Members with respect to such corporate opportunity; (ii) shall not be liable to the Company or its Members for breach of any fiduciary duty by reason of the fact that ISMMS pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Company; (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Company for the purposes of this Agreement; and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Company or its Members or to have derived an improper personal benefit therefrom for the purposes of this Agreement, if such trustee or officer acts in good faith in a manner consistent with the following policy:

(A)    a corporate opportunity offered to any person who is an officer of the Company and who is also a trustee but not an officer of ISMMS shall belong to the Company, unless such opportunity is expressly offered to such person solely in his or her capacity as a trustee of ISMMS in which case such opportunity shall belong to ISMMS;

(B)    a corporate opportunity offered to any person who is a Board Member but not an officer of the Company and who is also a trustee or officer of ISMMS shall belong to the Company only if such opportunity is expressly offered to such person solely in his or her capacity as a Board Member of the Company and otherwise shall belong to ISMMS; and

(C)    a corporate opportunity offered to any person who is an officer of both the Company and ISMMS shall belong to ISMMS unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Company, in which case such opportunity shall belong to the Company.

(iii)    For purposes of this Section 4.12(c), “corporate opportunities” shall include, but not be limited to, business opportunities that the Company is legally and financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of ISMMS or its officers or trustees will be brought into conflict with that of the Company.

(iv)    Any person or entity purchasing or otherwise acquiring any Units of the Company shall be deemed to have notice of and consented to the provisions of this Section 4.12(c).

(v)    If any contract, agreement, arrangement or transaction between the company and ISMMS involves a corporate opportunity and is approved in accordance with the procedures set forth in this Agreement, ISMMS and its officers and trustees shall also for the purposes of this Section 4.12(c) and the other provisions of this Agreement: (i) have fully satisfied and fulfilled their fiduciary duties to the Company and its Members; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Company; and (iii) be deemed not to have breached their duties of loyalty to the Company and its Members and not to have derived an improper personal economic gain therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Company or derivation of any improper personal benefit, but shall be governed by the other provisions of this Section 4.12(c), this Agreement, or the Act.

(vi)    Notwithstanding anything in this Agreement to the contrary and in addition to any vote of the Board of Managers required by this Agreement or the Act, until the occurrence of the first date on which ISMMS ceases to beneficially own Units entitled to twenty percent (20%) or more of the votes entitled to be cast by the Members, the affirmative vote of at least seventy-five percent (75%) of the votes entitled to be cast thereon by the Members of the then outstanding Units of the Company shall be required to amend, alter or repeal, or adopt any provision inconsistent with, any provision of this Section 4.12(c).

Neither the amendment, alteration, termination or repeal of this Section 4.12(c) nor the adoption of any provision inconsistent with this Section 4.12(c) shall eliminate or reduce the effect of this Section 4.12(c) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 4.12(c), would accrue or arise, prior to such amendment, alteration, termination, repeal or adoption.

(vii)    Neither the alteration, amendment, termination, expiration or repeat of this Section 4.12(c) nor the adoption of any provision inconsistent with this Section 4.12(c) shall eliminate or reduce the effect of this Section 4.12(c) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 4.12(c), would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

(d)    Company and ISMMS Business Collaboration. Without limiting the generality of other provisions of this Section 4.12, in anticipation that the Company and ISMMS may enter into contracts or otherwise transact business with each other and that the Company may derive benefits therefrom, the provisions of this Section 4.12(d) are set forth to regulate and define certain contractual relations and other business relations of the Company as they may involve ISMMS, and the powers, rights, duties and liabilities of the Company in connection therewith. The provisions of this Section 4.12(d) are in addition to, and not in limitation of, the provisions of the Act and the other provisions of this Agreement. Any contract or business relation that does not comply with the procedures set forth in this Section 4.12(d) shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Company or derivation of any improper personal economic gain, but shall be governed by the provisions of this Agreement, the Act, and other applicable law.

(i)    No contract, agreement, arrangement or transaction between the Company and ISMMS (including without limitation the ISMMS IP License Agreement and the ISMMS TM License Agreement) shall be void or voidable solely for the reason that ISMMS is a party thereto or a contract or agreement has been executed by an officer or trustee of ISMMS who is also an officer or a Board Member of the Company, and ISMMS (i) shall have fully satisfied and fulfilled its fiduciary duties to the Company and its Members with respect thereto; (ii) shall not be liable to the Company or its Members for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Company for purposes of this Agreement; and (iv) shall be deemed not to have breached its duties of loyalty to the Company and its Members and not to have derived an improper personal benefit therefrom for the purposes of this Agreement, if:

(A)    the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Managers or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Managers or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested Board Members, even if the disinterested Board Members constitute less than a quorum, if such contract, agreement, arrangement or transaction has been approved by a Supermajority Vote as contemplated by Section 4.4(c);

(B)    the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of Units entitled to vote thereon, and the contract, agreement, arrangement or transaction is specifically approved in good faith by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon, except Units that are beneficially owned or the voting of which is controlled by ISMMS or one of its Affiliates; or

(C)    the transaction, judged according to the circumstance at the time of the commitment, is established to have been fair to the Company.

(ii)    Board Members of the Company who are also trustees or officers of ISMMS may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes the contract, agreement, arrangement or transaction. Units owned by ISMMS may be counted in determining the presence of a quorum at a meeting of Members that authorizes the contract, agreement, arrangement or transaction.

(iii)    Any person or entity purchasing or otherwise acquiring any interest in any Units of the Company will be deemed to have notice of and to have consented to the provisions of this Section 4.12(d).

(iv)    For purposes of this Section 4.12(d), any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Company owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Company.

(v)    Notwithstanding anything in this Agreement to the contrary and in addition to any vote of the Board of Managers required by this Agreement or the Act, the affirmative vote of at least seventy-five percent (75%) of the votes entitled to be cast thereon by the holders of the then outstanding Units of the Company shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Section 4.12(d). Neither the alteration, amendment or repeal of this Section 4.12(d) nor the adoption of any provision inconsistent with this Section 4.12(d) shall eliminate or reduce the effect of this Section 4.12(d) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 4.12(d), would accrue or arise, prior to such alteration, amendment, repeal or adoption.

(e)    Conduct of Certain Company Affairs. Without limiting the generality of the foregoing provisions of this Section 4.12, in anticipation that ISMMS will remain a Member of the Company and may have continued contractual, corporate and business relations with the Company, the provisions of this Section 4.12(e) are set forth to regulate and define the conduct of certain affairs of the Company as they may impact ISMMS and its legal and regulatory status.

(i)    the Company shall not, without the written consent of ISMMS, engage, directly or indirectly, in any act or activity which would result, either alone or after giving effect to the business, operations, properties, activities and legal and regulatory status of ISMMS and the Company, in: (i) ISMMS being required to file any notice, report or other document or make any registration with, obtain any approval, consent or authorization of or otherwise become subject to any statutes, rules, regulations, ordinances, orders, decrees or other legal restrictions of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, “Applicable Law”) materially different from any to which ISMMS is already subject; or (ii) any Board Member of the Company who is also a trustee or officer of ISMMS being ineligible to serve or prohibited from serving as a Board Member of the Company or trustee or officer of ISMMS under or pursuant to any Applicable Law. ISMMS shall not be liable to the Company or its Members for breach of any fiduciary duty by reason of the fact that ISMMS gives or withholds any consent for any reason in connection with this Section 4.12(e). No vote cast or other action taken by any person who is an officer, trustee or other representative of ISMMS which vote is cast or action is taken by such person in his or her capacity as a Board Member of the Company shall constitute a consent of ISMMS for the purpose of this Section 4.12(e).

(ii)    Any person or entity purchasing or otherwise acquiring any interest in Units of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 4.12(e).

(iii)    Notwithstanding anything in this Agreement to the contrary and in addition to any vote of the Board of Managers required by this Agreement or the Act, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes entitled to be cast thereon by the holders of the then outstanding Units of the Company shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Section 4.12(e). Neither the alteration, amendment or repeal of this Section 4.12(e) nor the adoption of any provision inconsistent with this Section 4.12(e) shall eliminate or reduce the effect of this Section 4.12(e) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 4.12(e), would accrue or arise, prior to such alteration, amendment, repeal or adoption.

4.13    Member Rights. The Members in their capacities as such will not have any voting or approval rights with respect to the management of the Company.

4.14    Exculpation of Certain Member Liability. Notwithstanding any other provision to the contrary contained in this Agreement, no Member, nor any Representative of a Member shall be liable, responsible, or accountable in damages or otherwise to the Company or any other Member or their Representatives, for any loss, damage, cost, liability or expense incurred by reason of or caused by any act or omission performed or omitted by such Member or Representative whether based upon or arising from errors in judgment or breach of duty (including breach of any duty of care or duty of loyalty) as a Member or Representative thereof, unless such Member shall be guilty of (i) willful or intentional misconduct in the performance of such Member’s duties to the Company or the other Members hereunder, or (ii) such Member’s having improperly received personal benefit, or (iii) material breach of this Agreement or (iv) such Member’s failing to conduct itself with good faith and fairness in its dealing with the Company or the Members. Without limiting the foregoing, no Member, nor any Representative of a Member, shall in any event be liable for (x) the failure to take any action not specifically required to be taken by the Member under the terms of this Agreement, (y) by reason of any action or omission based upon the advice of legal counsel or otherwise undertaken in good faith or in a manner reasonably believed by such person to be either in or not opposed to the Company’s best interest, or (z) for any misconduct or negligence on the part of any agents appointed by such person in good faith. Nothing in this Section 4.14 shall apply to limit any responsibility of (a) Renalytix under and pursuant to the ASA, or (ii) ISMMS under and pursuant to the ISMMS IP License Agreement and/or the ISMMS TM License Agreement.

4.15    Designation of Partnership Representative; Duties and Expenses of Partnership Representative.

(a)    As used in this Agreement, “Partnership Representative,” has the meaning set forth in Code § 6223(a). ISMMS is hereby designated the Partnership Representative for the Company and it will serve in such capacity for so long as it is a Member of the Company and shall act as “tax matters partner” of the Company, with the same duties and authority as the Partnership Representative, for purposes of applicable state or local law. The Board of Managers may designate another Member or other person to act as the Partnership Representative at any time in its discretion. The Partnership Representative shall comply with the requirements of Code §§ 6221 through 6241 and the proposed or final regulations promulgated thereunder, that are applicable to a Partnership Representative, including the identification of a “designated individual” to serve as the sole individual through whom the Company will act, as required by Treasury Regulations § 301.6223-1. Erik Lium, or such other officer of ISMMS as the Board of Managers shall designate, shall be the “designated individual” to serve as the sole individual through whom the Company will act, as required by Treasury Regulations § 301.6223-1. The designated individual must agree in writing to be bound by the same obligations and restrictions imposed on the Partnership Representative under this Section 4.15 prior to and as condition of such designation. The designated individual shall not take any action without the prior approval of the Partnership Representative. References herein to the Partnership Representative are deemed to include the designated individual.

(b)    The Partnership Representative shall notify the Members of any audit or other tax proceeding pertaining to the Company and the status of such audit or other tax proceeding. The Members shall cooperate with and provide any information requested by the Partnership Representative in connection with any audit or tax proceeding pertaining to the Company.

(c)    To the fullest extent permitted by law, the Company shall and does hereby indemnify, defend, and hold harmless the Partnership Representative from any claim, demand, or liability, and from any loss, cost, or expense including, without limitation, attorneys’ fees and court costs, which may be asserted against, imposed upon, or suffered by the Partnership Representative by reason of any act performed for or on behalf of the Company in its capacity as Partnership Representative to the extent authorized hereby, or by reason of any omission, except acts or omissions that constitute gross negligence or willful misconduct. Any indemnity under this Section 4.15(c) shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The indemnity provided in this Section 4.15(c) shall survive the liquidation, dissolution, and termination of the Company and the termination of this Agreement.

(d)    Without the written consent of a Majority in Interest of the Members, the Partnership Representative shall not extend the statute of limitations applicable to the Company for federal, state or local income tax purposes.

(e)    The Company shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members; provided that the provisions with respect to limitations of liability of the Board of Managers and indemnification set forth in Article XI hereof shall be fully applicable to the Partnership Representative in its capacity as such.

ARTICLE V

MEETINGS AND VOTING OF MEMBERS

5.1    Notice of Meetings. Notification of any meeting of the Members shall be deemed to be duly given to a Member (i) if sent to him, her, or it at such email address as appears upon the books of the Company, or at the email address last made known in writing to the Company by such Member as the email address to which such notices are to be sent, not later than two (2) days before the day on which such meeting is to be held, or (ii) if delivered to him, her, or it personally or orally, by telephone or otherwise, not later than the day before the day on which such meeting is to be held. Each such notification shall state the time and place of the meeting. Notification of any meeting of the Members need not be given to any Member who submits a signed waiver of notice before or after the holding of such meeting, or who attends such meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

5.2    Requisite Quorum and Vote. At all meetings of the Members, the presence of the holders of seventy-five percent (75%) or more of the Units shall constitute a quorum for the transaction of business. Any decision that is approved by the holders of seventy-five percent (75%) or more of the Units shall constitute an action of the Members.

5.3    Participation in Meetings By Telephone, etc. Any one or more Members may participate in any meeting of the Members by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

5.4    Regular Meetings. Regular meetings of the Members shall be held at such times and places as shall from time to time be determined by the Members. After there has been such determination and notification thereof has been given, no further notice shall be required for any such regular meeting. Any business may be transacted at any regular meeting.

5.5    Action by Written Consent in Lieu of Meeting. Any action required or permitted to be taken by the Members may be taken without a meeting if the number of Members required to take such action consents in writing to the adoption of a resolution authorizing the action. The resolution and written consents thereto by the Members shall be filed with the minutes of the proceedings of the Members.

5.6    Special Meetings. Special meetings of the Members shall be held at the principal office of the Company or such other place as the Members shall determine on such dates as shall be requested by the Members. Notice of the time, date and place of such meeting, and the business proposed to be transacted thereat, shall be given to each Member in the manner and at the time described in Section 5.1.

ARTICLE VI

CERTAIN MEMBER MATTERS

6.1    Limitation of Liability of Members. Except as otherwise provided in the Act or by other applicable law, no Member shall be bound by, or personally liable for, the obligations or liabilities of the Company, and no Member shall be required to contribute any capital to the Company other than such Member’s Capital Contributions and agreed-upon Mandatory Additional Capital Contributions (if any). In voting its Units, a Member shall be entitled to take account of its own interests in lieu of those of the Company, and in no event shall any Member have any liability to the Company or any other Member in respect of any such vote. In no event shall ISMMS have any liability to the Company or any other Member as a result of ISMMS carrying out the intentions of Section 2.4.

6.2    Death, Bankruptcy, Etc. In no event shall the death, incompetency, bankruptcy, insolvency or other incapacity of a Member operate to dissolve the Company.

6.3    Encumbrance of Member’s Interest. Any Member may pledge, mortgage, hypothecate or otherwise encumber his, her or its Company Interest for any purpose whatsoever as long as such pledge, mortgage, hypothecation or other encumbrance shall in no manner entitle any assignee or successor Member, in this regard either before or after foreclosure, to admission as a substituted Member.

6.4    Tag-Along Rights.

(a)    So long as this Agreement remains in effect, if any Member proposes to transfer any Units to a Third Party as a result of which a Change of Control would result from such transfer (the “Selling Member”), the Selling Member will have the obligation, and each of the other Members will have the right, to require the proposed transferee or acquiring Person to purchase from each of the other Members who exercises its rights under Section 6.4(b) (a “Tagging Member”) a number of Units determined by multiplying the percentage of the Selling Member’s Units being sold to such Third Party (a “Proposed Transferee”) by the number of Units owned by such Tagging Member. In each case, the sale of the Tagging Member’s Company Interest shall be upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as govern the proposed Transfer the Selling Member (as applicable), except that the purchase price of the Company Interest of each Tagging Member to be sold under this Section 6.4(a) shall be the amount that would be received by such Tagging Member pursuant to Section 7.5 of this Agreement if (x) the Company sold all of its assets for a gross purchase price equal to the Enterprise Value of the Company, and (y) the proceeds from such hypothetical sale were applied to the payment of the Company’s liabilities and distributions to the Members in accordance with Section 7.5. In order to be entitled to exercise its right to sell shares of Company Interests to the Proposed Transferee pursuant to this Section 6.4(a), each Tagging Member must agree to make to the Proposed Transferee the same covenants, indemnities (with respect to all matters other than the Selling Member’s ownership of Company Interests and representations relating solely to the business of the Company and not the Company Interests being sold) and agreements as the Selling Member agrees to make in connection with the Transfer and such representations and warranties (and related indemnification) as to its ownership of its Company Interests as are given by the Selling Member with respect to such party’s ownership of Company Interests; provided, that all such covenants, indemnities and agreements shall be made by the Tagging Members severally and not jointly and that the liabilities thereunder (other than with respect to the ownership of each Member’s shares being transferred, which shall be several obligations) shall be borne on a pro rata basis based on the Company Interests Transferred by each of the Selling Member and the Tagging Members. Each Tagging Member will be responsible for its proportionate share of the reasonable out-of-pocket costs incurred by the Selling Member in connection with the proposed sale to the extent not paid or reimbursed by the Company or the Proposed Transferee.

(b)    The Selling Member will give notice to each Tagging Member of each proposed sale at least 15 business days prior to the proposed consummation of such sale, setting forth the Company Interests proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and the calculation of the consideration and enterprise value which calculation is subject to the reasonable approval of the Tagging Member (and if such consideration consists in part or in whole of property other than cash, the transferring member will provide such information, to the extent reasonably available to it, relating to such consideration as the Tagging Member may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee. The tag-along rights provided by this Section 6.4(b) must be exercised by each Tagging Member within fifteen (15) business days following receipt of the notice required by the preceding sentence and the agreement on the calculation of the consideration, if applicable, by delivery of an irrevocable written notice to the transferring member indicating such Tagging Member’s exercise of its, her or his rights and specifying the maximum Company Interests it, she or he desires to sell. The Tagging Member will be entitled under this Section 6.4(b) to Transfer to the Proposed Transferee the Company Interests determined in accordance with Section 6.4(a).

(c)    If any Tagging Member exercises its, her or his rights under Section 6.4(b), the closing of the purchase of the Company Interests with respect to which such rights have been exercised is subject to, and will take place concurrently with, the closing of the sale of the Selling Member’s Company Interests to the Proposed Transferee.

6.5    Drag Along Rights.

(a)    Subject to the last sentence hereof, if a Member receives an offer from a Third Party that would constitute a Change of Control (whether via an equity purchase, merger or otherwise) and such offer is accepted (the Member in such capacity, the “Dragging Party”), then each of the other Members hereby agrees that, if requested by the Dragging Party, it will Transfer to such Third Party on the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Dragging Party, a number of Units determined by multiplying the percentage of the Dragging Members Units being sold to the Proposed Transferee by the number of Units owned by such Tagging Member. The sale of the other Members’ Company Interests shall be upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as govern the proposed Transfer by the Dragging Party, except that the purchase price of the Company Interest of each other Member to be sold under this Section 6.5(a) shall be the amount that would be received by such Member pursuant to Section 7.5 of this Agreement if (x) the Company sold all of its assets for a gross purchase price equal to the Enterprise Value of the Company, and (y) the proceeds from such hypothetical sale were applied to the payment of the Company’s liabilities and distributions to the Members in accordance with Section 7.5.

(b)    The Dragging Party that received the initial offer will give notice (the “Drag-Along Notice”) to each of the other Members of any proposed Transfer giving rise to the rights of the Dragging Party set forth in Section 6.5(a) as soon as practicable following the acceptance of the offer referred to in Section 6.5(a). The Drag-Along Notice will set forth the Units proposed to be so Transferred, the name of the Proposed Transferee or acquiring Person, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Party providing the Drag-Along Notice will provide such information, to the extent reasonably available to the Dragging Party, relating to such consideration as the other Members may reasonably request in order to evaluate such non-cash consideration), the Company Interests (of each class) sought and the other terms and conditions of the offer. The Dragging Party providing the Drag-Along Notice will notify the other Members at least fifteen (15) business days in advance of the closing of the sale of Company Interests to the Third Party. In any such agreement, such other Members will be required (i) to make or agree to the same covenants, indemnities (with respect to all matters other than the Dragging Party’s ownership of Company Interests and representations relating solely to the business of the Company and not the Company Interests being sold) and agreements as the Dragging Party so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the Company Interests Transferred by each Member, and (ii) to make representations and warranties (and provide related indemnification) as to their ownership of their Company Interests as are given by the Dragging Party with respect to such party’s ownership of Company Interests, provided, however, that (x) any such agreement shall expressly provide that in no event shall the liability of any Member pursuant to such agreement exceed the amount of the purchase price actually received by such Member pursuant to such agreement, and (y) no Member (other than a Member that is or was an employee of the Company or its subsidiaries) shall be required to enter into or agree to be bound by any restrictive covenant that would obligate such Member not to engage in any business activity that is competitive with that of the Transferee. The Company shall pay all costs incurred in connection with a sale under this Section 6.5. If the Transfer referred to in the Drag-Along Notice is not consummated within ninety (90) days from the date of the Drag-Along Notice, the Dragging Party must deliver another Drag-Along Notice in order to exercise its rights under this Section 6.5(b) with respect to such Transfer or any other Transfer.

(c)    In order to secure the obligation of each of the Members to comply with this Section 6.5, and for other good and valuable consideration, each of the Members hereby appoints ISMMS (the “Proxy”), as its true and lawful proxy and attorney-in-fact, with full power of substitution, to take such actions as may be reasonably necessary hereunder to fulfill the obligations of such Member in accordance with the terms of this Section 6.5. The Proxy may exercise the irrevocable proxy granted to it hereunder at any time any Member fails to comply with the provisions of this Section 6.5 within five (5) business days after the date on which the Proxy gives notice to such Member demanding that such Member execute documentation that is in accordance with this Section 6.5, provided that, if within such five (5) business day period such Member gives notice to the Proxy that such documentation is not in accordance with this Section 6.5 specifying the respects in which such documentation is not in accordance with this Section 6.5, then the Proxy shall not have the authority to execute such documentation on behalf of such Member. The proxies and powers granted by each of the Members pursuant to this Section 6.5 are coupled with an interest and are given to secure the performance of its obligations to the Company under this Agreement. Such proxies and powers will be irrevocable for the term of this Agreement.

ARTICLE VII

ALLOCATIONS AND DISTRIBUTIONS

7.1    Distributions of Available Cash.

(a)    The Board of Managers shall distribute Available Cash from Operations when the Board of Managers in its discretion determines that such Available Cash is available for distribution. Any Available Cash shall be distributed to the Members in accordance with their respective Percentage Interests as of the date of distribution.

(b)    The Board shall approve a Distribution by April 5 of each year to each Member of an amount at least equal to the federal, state and local income taxes that would be payable by a corporation subject to tax in New York City with respect to the income of the Company allocated to such Member with respect to the preceding calendar year assuming each such Member is taxed at the highest federal, state and local effective marginal income tax rate applicable to any Member, provided, however, that (i) such amount shall be reduced by the amount of any prior distributions to such Member with respect to such calendar year and by any losses of the Company previously allocated to such Member which have not been taken into account in determining the federal, state and local income taxes payable by such Member with respect to the income of the Company and (ii) such amount shall not exceed the amount of Available Cash from Operations as of the date of Distribution. Any distribution to any Member pursuant to this Section 7.1(b) shall be credited against the entitlement of such Member to distributions pursuant to Section 7.1(a).

7.2    Allocations of Net Income and Gain. Except as provided in Section 7.5:

(a)    items of income and gain from other than from a Liquidating Event shall be allocated to the Members as follows:

(i)    first, to the Members having deficits in their Capital Accounts in excess of their respective shares of Company Minimum Gain in the ratio of such excess deficits until such excess deficits are eliminated;

(ii)    next, to the Members in the ratio of, and in an aggregate amount not to exceed, the amounts of Available Cash from Operations distributed to them in such fiscal year and in prior fiscal years to the extent not previously matched by an allocation of income pursuant to this Section 7.2(a)(ii); and

(iii)    finally, to the extent of any remaining income or gain, to the Members in accordance with the manner in which Available Cash from Operations would be distributed to the Members if an amount of Available Cash from Operations equal to such remaining income were available for distribution.

(b)    items of income and gain from a Liquidating Event shall be allocated, after giving effect to all other allocations and distributions for the fiscal year in which such Liquidating Event occurs, as follows:

(i)    first, to the Members having deficits in their Capital Accounts in the ratio of such deficits until such deficits are eliminated;

(ii)    next, to the Members as necessary to cause the balances in their Capital Accounts to be as nearly as possible in the same ratio as they would need to be to result in each Member receiving total distributions from the Company, on a cumulative basis as if all distributions, including liquidating distributions, were made in the manner provided for Available Cash under Section 7.1 hereof.

7.3    Allocation of Losses. Except as provided in Section 7.4, all items of loss for each fiscal year of the Company shall be allocated:

(i)    first, to the Members in a manner so that the Capital Accounts of the Members have balances which are as close as possible to the total distributions each Member would receive in the manner provided in Section 7.1 above as if the Company were liquidated at the end of such fiscal year (assuming solely for the purpose of this allocation that there would be no additional gain or loss on liquidation of the Company); and

(ii)    next, to the Members in the ratio of their Percentage Interests as of the last day of such fiscal year.

7.4    Minimum Gain and Qualified Income Offset.

(a)    Definitions. The following terms shall have the meanings set forth below:

(i)    “Company Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(2) for the phrase “partnership minimum gain”.

(ii)    “Nonrecourse Debt” has the meaning described in Treasury Regulation Section 1.704-2(b)(3) for the phrase “nonrecourse liability”.

(iii)    “Nonrecourse Deduction” has the meaning described in Treasury Regulation Section l.704-2(b)(1).

(iv)    “Adjusted Capital Account Balance” means, as to any Member, the sum of such Member’s Adjusted Capital Account Balance increased by such Member’s share of Company Minimum Gain and such Member’s minimum gain attributable to Member Nonrecourse Debt.

(v)    “Member Nonrecourse Debt” shall have the meaning ascribed thereto in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt”.

(b)    Company Minimum Gain Chargeback. Notwithstanding anything contained in this Article VII to the contrary, if there is a net decrease in Company Minimum Gain during any taxable year of the Company, except as otherwise permitted by Treasury Regulation Section 1.704-2(f)(2), (3), (4) and (5), items of Company income and gain for such taxable year (and subsequent years, if necessary) in the order provided in Treasury Regulation Section 1.704-2(j)(2)(i) shall be allocated among all Members whose shares of Company Minimum Gain decreased during that year in proportion to and to the extent of such Member’s share of the net decrease in Company Minimum Gain during such year. The allocation contained in this Section 7.4(b) is intended to be a minimum gain chargeback within the meaning of Section 1.704-2 of the Treasury Regulations, and shall be interpreted consistently therewith.

(c)    Qualified Income Offset Provision. Notwithstanding anything else to the contrary contained in this Agreement, to the extent the allocation of any loss or deduction would cause any Member to have a deficit Adjusted Capital Account Balance, such Member will not be allocated a loss or deduction which will cause or increase such Member’s deficit Adjusted Capital Account Balance in excess of any dollar amount of such deficit balance that the Member is obligated to restore upon liquidation, as of the end of the Company’s taxable year to which such allocation relates. For purposes of this Section 7.4(c), the Capital Account of each Member shall be reduced (i) for any distributions that, as of the end of such year, reasonably are expected to be made to such Member to the extent they exceed offsetting increases to such Member’s Capital Account that reasonably are expected to occur during (or prior to) the Company taxable years in which such distributions reasonably are expected to be made, (ii) adjustments that as of the end of such year reasonably are expected to be made for depletion adjustments, and (iii) allocations that, as of the end of such year, reasonably are expected to be made pursuant to Code Section 704(e)(2) (dealing with purchases of interests by family members), Code Section 706(d) (dealing with changes in Members’ interests) and Treasury Regulations Section 1.751-1 (dealing with unrealized receivables and inventory items), all as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d). A Member who unexpectedly receives an adjustment, allocation or distribution described immediately above which causes or increases such Member’s deficit Adjusted Capital Account Balance (in excess of any dollar amount of such deficit balance that such Member is obligated to restore upon liquidation, as of the end of the Company’s taxable year to which such allocation relates), will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

To the extent this Section 7.4(c) prevents the allocation of a deduction or loss to a Member, such deduction or loss shall be allocated among the Members in accordance with their interests in the Company as determined under Treasury Regulations Section 1.704-1(b)(3).

This Section 7.4(c) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be so interpreted and applied.

7.5    Distributions Upon Liquidation of Company.

(a)    Upon liquidation (as defined in Section 7.5(c) hereof) of the Company, the assets of the Company shall be distributed no later than the later of 90 days after the date of such liquidation or the end of the Company’s taxable year in which the liquidation occurs and shall be applied in the following order of priority:

(i)    first, to the creditors of the Company (including Members or former Members who are creditors, to the extent permitted by law) in accordance with Section 18-804 of the Act;

(ii)    next, subject to Treasury Regulations Section 1.704-1(b)(2)(ii)(b), to set up any reserves which the Board of Managers deems reasonably necessary for contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business of the Company; and

(iii)    thereafter, after all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs (including without limitation adjustments required under Treasury Regulations Section 1.704-1(b)(2)(iv)(e)), relating to distributions in kind), to the Members in accordance with Section 7.1(a).

(b)    [Reserved]

(c)    For purposes of this Section 7.5, a liquidation of the Company shall occur upon the earlier of:

(i)    the date on which the Company is terminated under Section 708(b)(1) of the Code;

(ii)    the date upon which the Company is terminated under Article X; and

(iii)    the date upon which a Liquidating Event occurs (and all payments, including payments on any promissory notes, have been received).

7.6    Additional Tax Allocation Provisions.

(a)    Notwithstanding anything to the contrary contained in this Agreement, and as stated in Treasury Regulations Section 1.704-1(b)(4)(i), when any property of the Company is reflected in the Capital Accounts of the Members and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then certain book items with respect to such property will differ from certain tax items with respect to that property. Since the Capital Accounts of the Members are required to be adjusted solely for allocation of the book items, the Members’ shares of the corresponding tax items are not independently reflected by adjustments to the Capital Accounts. Accordingly, items of income, gain, loss and deduction for tax purposes with respect to property, other than cash, contributed to the Company by a Member or with respect to an adjustment to the Members’ Capital Accounts to reflect a revaluation of the property of the Company, shall be allocated among the Members so as to take into account the variation between the basis of the contributed property to the Company and its fair market value at the time of contribution or, in the case of a revaluation of the property of the Company, so as to take into account the adjustments to the Members’ Capital Accounts as provided in Section 704(c) of the Code and Regulations thereunder and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g).

(b)    As between a Member who has Transferred all or part of his, her or its Company Interest and its transferee, all items of income, gain, deduction and loss, for any year shall be apportioned on the basis of the number of days in each such year that each was the holder of such Company Interest (making adjustments necessary to comply with the provisions of Section 706(d)(2) of the Code), without regard to the results of the Company’s Operations during the period before and after the date of such transfer, provided that if both the transferor and transferee consent thereto a special closing of the books shall be had as of the effective date of such transfer and the apportionment of items of income and gain, and deduction and loss, shall be made on the basis of actual operating results, and provided further that in the case of a dilution of a Member’s Percentage Interest pursuant to Section 3.5, a special closing of the books shall be had as of the effective date of the dilution, and the apportionment of items of income and gain and deduction and loss shall be made on the basis of actual operating results. Notwithstanding the above, gain or loss resulting from a Liquidating Event shall be allocated only to those persons who are Members as of the date on which such transaction is consummated.

(c)    Depreciation recapture shall, to the extent possible, be allocated to those Members to whom the corresponding depreciation deductions were allocated.

7.7    Intention of Allocation Provisions. The purposes of the allocation provisions contained in Sections 7.2, 7.3, 7.4 and 7.6 are to properly reflect for book and tax purposes the rights of each of the Members to receive cumulative distributions throughout the life of the Company and in the liquidation of the Company in a manner consistent with the provisions of Section 7.1, and, accordingly, such allocation provisions shall be interpreted, subject to any applicable tax law, in a manner which results as closely as possible to such intended distribution scheme.

7.8    Restricted Payments. The Company and the Board of Managers on behalf of the Company shall not make a distribution to a Member on account of his, her or its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE VIII

FISCAL MATTERS

8.1    Fiscal Year. The fiscal year of the Company shall be the calendar year or such year as may otherwise be required by Section 706 of the Code.

8.2    Books and Records. The books and records of the Company shall be maintained at the principal office of the Company and shall be available for examination there by any Member or his, her or its duly authorized representatives at any and all reasonable times for any purpose reasonably related to the Member’s interest as a Member of the Company. The records shall include, without limitation, a current list of the full name and last known mailing address of each Member set forth in alphabetical order together with the Capital Contributions and share in profits and losses of each Member (or information from which such share can be readily derived); a copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed; a copy of this Agreement, any amendments thereto and any amendment and restatement thereof; and a copy of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent fiscal years. Any Member, or its duly authorized representatives, upon paying the costs of duplication and mailing, shall be entitled, subject to such reasonable standards as may be established by the Board of Managers for any purpose reasonably related to the Member’s interest as a Member of the Company, to inspect and copy the records referred to above in this Section 8.2, any financial statements maintained by the Company for the three most recent fiscal years and other information regarding the affairs of the Company as is just and reasonable.

8.3    Reports and Statements. The Company will distribute to each Member the following information:

(a)    On or before the day on which the Company’s federal information return is required to be filed (after giving effect, if so elected by the Board of Managers, to any as-of-right extensions to which the Company is entitled), the Schedule K-1 for such Member that is appended to the Company’s federal information return for the preceding year shall be distributed to each Member.

(b)    No later than one hundred twenty (120) days following the end of each fiscal year (or the first business day thereafter), an audited balance sheet of the Company and its subsidiaries dated as of the end of such prior fiscal year, an audited statement of income and expense and an audited statement of cash flow of the Company and its subsidiaries (consolidated, if appropriate), and an audited statement of changes in Members’ capital for such prior Fiscal Year, and all of which shall be prepared in accordance with the tax basis method of accounting, consistently applied (as applicable).

(c)    No later than fourteen (14) days after each quarter, a written report summarizing the Company’s activities with respect to regulatory compliance matters, including any correspondences with regulatory agencies.

8.4    Bank Accounts. The Board of Managers, in the name of the Company, shall open and maintain a bank account or accounts in a bank or savings and loan association, the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Company. There shall be no commingling of the property and assets of the Company with the property and assets of any other party.

8.5    Tax Elections. The Board of Managers shall be entitled to determine all federal income tax elections available to the Company.

8.6    Withholding. If the Company has any taxable income that is effectively connected or treated as effectively connected with the conduct of a trade or business within the United States, as such terms are defined under Section 1446(c) of the Code, or if other withholding of tax is otherwise required, the Company shall deduct and withhold a tax at the applicable rate provided in the Code with respect to each Member who has not executed and delivered to the Company a Certification of Non-Foreign Status prior to the realization of such income. The Members shall timely supplement or re-execute the certifications as required by the Board of Managers or the Internal Revenue Service. Each Member agrees to notify the Board of Managers of any change in its status within 60 days of such change. Such tax shall be withheld from distributions which otherwise would be made to such Member at the time of such withholding; provided, however, that if no such distributions are to be made, or any such distributions are insufficient in amounts to satisfy such withholding obligation, such Member shall contribute to the Company an amount sufficient to satisfy such obligation.

ARTICLE IX

TRANSFERS

9.1    Restriction on Transfers and Withdrawals. Except as otherwise provided in Sections 9.2, 9.3, 9.4, and 9.5 of this Agreement, no Member may Transfer a Company Interest, in whole or in part, without the written consent of the Board of Managers. No transferee of a Company Interest shall be admitted as a substitute Member of the Company except as provided by Section 9.6 (and any transferee not so admitted shall succeed only to the economic rights of his, her or its transferor). No Member may withdraw from the Company. This provision shall not apply to a withdrawal by ISMMS in connection with a Jeopardy Event.

9.2    Transfers Requiring Consent. The following dispositions of a Company Interest shall require the consent or compliance with the conditions stated below:

(a)    No Transfer of any Company Interest in whole or in part will be permitted if it would cause the Company to be taxed other than as a partnership. Counsel for the Company may give its opinion to the Board of Managers as to whether or not such Transfer would cause such a tax effect for federal income tax purposes and the opinion shall be conclusive and binding upon all Members.

(b)    No transfer of the Class A Profits Interest Units issued to Renalytix shall be made without the consent of the Board of Managers except that without the consent of the Board of Managers Renalytix shall have the right to transfer all or a portion of the Class A Profits Interest Units to (i) the 100% parent company of Renalytix or (ii) a 100%-owned subsidiary of Renalytix, provided that in either case no such transfer will relieve Renalytix of its obligations under this Agreement with respect to the transferred Units.

(c)    ISMMS shall have the right to transfer all or a portion of the Class A Profits Interest Units to an Affiliate of ISMMS without the consent of Renalytix, provided that no such transfer will relieve ISMMS of its obligations under this Agreement with respect to the transferred Units.

(d)    ISMMS shall not transfer Class A Profits Interests such that a Change of Control would take place unless ISMMS complies with the requirements of Section 6.4, Section 6.5 and Section 9.2. Subject to compliance with the requirements of Section 6.4, Section 6.5 and Section 9.2, ISMMS shall have the right to transfer its Class A Profits Interest Units without the consent of Renalytix.

(e)    Unless waived in whole or in part by the Board of Managers in its absolute discretion, no sale or exchange of a Company Interest may be made unless the transferee of such Company Interest provides the Company the following:

(i)    an opinion of counsel, in form and substance satisfactory to counsel for the Company, which may reasonably rely on representations and information supplied by the Board of Managers or the Company, that neither the offering nor the assignment of the Company Interest, or part thereof, to such transferee is required to be registered or qualified pursuant to the provisions of federal or state securities laws, nor causes the loss of any exemption from federal or state securities laws which may be available to the Company Interests, nor violates the laws of any state whose laws apply to such transfer, nor causes the Company to be taxed as a corporation rather than a partnership under the Code, nor causes the Company to be deemed an Investment Company or an affiliated or controlling person thereof under the Investment Company Act of 1940, nor causes the Company to be an Affiliate of, or causes the Manager, its employees or Affiliates to become fiduciaries of, an employee benefit plan subject to ERISA or the rules and regulations of the U.S. Department of Labor;

(ii)    a written representation of such transferee that he, she or it is acquiring the Company Interest for his, her or its own account for investment and not with a view to distribution and such other representations and warranties as the Board of Managers may require in their absolute discretion to ensure compliance with applicable federal and state securities laws; and

(iii)    payment of such reasonable expenses as may be incurred by the Company in connection with such transferee’s admission as a Member.

9.3    Permitted Sales after Right of First Refusal is Given.

(a)    To the extent that such Transfer is permitted by Section 9.2 above, if a Member receives from a Third Party (the “Offeror”) a bona fide offer (the “Offer”) in writing signed by the Offeror for the purchase of all or a part of such Member’s Company Interest or involving a transfer that would result in a Change of Control of such Member (the “Offered Interest”), then the Selling Member, or the Controlling person or persons of such Member, who received such Offer shall, if it wishes to accept the Offer and prior to accepting such Offer or entering into a contract with respect to such Offer, promptly forward a true and correct copy thereof to the Company within ten (10) days of the date of the Offer. The Company shall have the exclusive right and option for twenty (20) days following the receipt of said Offer from the Selling Member (the “Company ROFR Notice Period”) to elect to purchase some or all of the Offered Interest on the terms and conditions set forth in the Offer. The Company shall exercise its option to purchase all, but not less than all, of the Offered Interest and thereby accept the Offer of the Selling Member within the Company ROFR Notice Period by written notice of such election to the Selling Member. The Company shall be deemed to have elected not to purchase the Offered Interest if it fails to timely provide written acceptance. If the Company elects to purchase the Offered Interest, then the closing of said purchase shall take place at the office of the Company. Any election to purchase shall be made only upon the approval of the majority of the Board of Managers excluding the Board Member(s) affiliated with the Selling Member or the Offeror.

(b)    If the Company does not elect to purchase all of the Offered Interest pursuant to Section 9.3(a), then Selling Member shall promptly forward a true and correct copy of the Offer to the Class A Unit Holder if it is not the offeror (the “Non-Selling Member(s)”) within five (5) days of the end of the Company ROFR Notice Period. The Offer shall be sent by certified or registered mail, return receipt requested. Each Non-Selling Member shall have the exclusive right and option for twenty (20) days following the receipt of said Offer from the Selling Member (the “Non-Selling Member ROFR Notice Period”) to elect to purchase all, but not less than all, of the Offered Interest on the terms and conditions set forth in the Offer. Each Non-Selling Member shall exercise its option to purchase the Offered Interest and thereby accept the Offer of the Selling Member by actual delivery to the Selling Member, within the Non-Selling Member ROFR Notice Period, written notice of such election or by sending such written notice of election by certified or registered mail, return receipt requested, properly stamped and addressed to the address of the Selling Member. Each Non-Selling Member shall be deemed to have elected not to purchase the Offered Interest if it fails to timely provide written acceptance. Each Non-Selling Member who elects to so purchase the Offered Interest pursuant to the Offer (the “Electing Member”) shall have the right to purchase that proportion of the Offered Interest which the Percentage Interest of such Electing Member bears to the total Percentage Interests of all Electing Members. The Electing Member shall be obligated to close no later than ninety (90) days after the date of the Offer. If the Non-Selling Members elect to purchase the Offered Interest, then the closing of said purchase shall take place at the office of the Company.

(c)    If the Non-Selling Members do not elect to purchase all of the Offered Interest, the Selling Member may sell the Offered Interest to a Third Party; provided, however, that the sale (i) shall not be made at a price lower than the price offered to the Company and Non-Selling Members, (ii) is not made to any person other than the original Offeror, (iii) is on the same terms and conditions as those specified in the Offer, and (iv) is consummated within ninety (90) days after the lapse of all options arising in connection with the Offer.

(d)    If the Offeror or the terms or conditions of the proposed sale are changed or the Offered Interest has not been sold prior to the lapse of the aforesaid period, the Selling Member must make a new Offer, pursuant to the procedures in this Section 9.3, to first the Company and then the Non-Selling Members prior to selling the Offered Interest.

9.4    Assumption by Transferee. Any transferee to whom all or any part of a Company Interest may be transferred pursuant to this Agreement shall take such Company Interest subject to and be liable for all of the terms and conditions of this Agreement and any unperformed obligations of the transferring Member under the terms of this Agreement (including, but not limited to, any obligation to make Capital Contributions) and shall not be considered to have title thereto until said transferee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect delivered to the other Members, at which time such transferee shall, subject to the provisions of Section 9.6 of this Agreement, be admitted as a substitute Member and shall succeed to all rights of its transferor except as such rights may be otherwise limited by other provisions of this Agreement. Anything contained in this Section 9.4 to the contrary notwithstanding, the assumption by the transferee of the Company Interest being transferred shall not relieve the transferor of such Company Interest of its obligations hereunder unless such transferor is released by written consent of the Board of Managers .

9.5    Effect of Attempted Disposition in Violation of this Agreement. Any attempted Transfer of any Company Interest in breach of this Agreement shall be null and void and of no effect whatsoever.

9.6    Substitute Member. Notwithstanding the terms of this Article IX, no transferee of any Company Interest of a Member shall be admitted as a substitute Member without the prior written consent of the Board of Managers which consent may be granted or withheld in the Board of Managers’ absolute discretion.

ARTICLE X

DISSOLUTION

10.1    Dissolution.

(a)    It is the intention of the Members that the business of the Company be conducted pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event that would result in a statutory dissolution of the Company pursuant to the laws of the State of Delaware, and no Member shall be released or relieved of any duty or obligation hereunder by reason thereof; provided, however, that the Company shall be dissolved, the business of the Company shall be terminated, its affairs wound-up and its property and assets distributed in liquidation on the earlier to occur of:

(i)    the occurrence of a Liquidating Event;

(ii)    a determination by the Board of Managers that the business of the Company should be terminated; or

(iii)    the entry of a decree of judicial dissolution under Section 18-802 of the Act.

10.2    Wind-Up of Affairs. As expeditiously as possible following the occurrence of an event giving rise to a liquidation or winding up of the Company, the Board of Managers (or a special liquidator who may be appointed by the Board if the termination or winding up results from the circumstance described in Section 10.1(a)(iii) above) shall wind-up the affairs of the Company, sell its property and assets for cash at the highest price reasonably obtainable and distribute the proceeds, or distribute the assets of the Company in kind, in accordance with Section 7.5 of this Agreement in liquidation of the Company.

ARTICLE XI

INDEMNIFICATION

11.1    Rights to Indemnification of Members and Representatives.

(a)    The Company shall, to the fullest extent authorized or permitted by the Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), indemnify and hold harmless each member of the Board of Managers, each Member and any Representative of a Member (whether such Member or Representative is acting on behalf of the Company or serving at the request of the Company as the Representative of another enterprise) (any such Member, or Representative or Member being referred to herein as “Indemnitee”), against any and all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise or other taxes or penalties) in connection with (including where such person is, was, or is threatened to be made a defendant or respondent in) a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (hereinafter a “Proceeding”), by reason of the fact that such person was or is a Member or Representative thereof. The rights created by this Article XI shall continue as to an Indemnitee who has ceased to be a Member or Representative thereof and shall inure to the benefit of an Indemnitee’s heirs, executors and administrators.

(b)    Without limiting any other provisions of this Article XI, the Company shall pay or reimburse, and indemnify and hold harmless any Member and its Representatives against, expenses incurred by such person in connection with his appearances as a witness or other participation in a Proceeding involving or affecting the Company at a time when such Member or its Representative is not a named defendant or respondent in the Proceeding.

(c)    Without limiting any other provisions of this Article XI the provisions hereof shall for all applicable purposes of the Act make mandatory any indemnification now or hereafter permitted or deemed permitted by the Act and shall constitute authorization of such indemnification to the fullest extent that authorization may be required for such indemnification permitted thereby. Notwithstanding any other provision of this Article XI, any indemnification hereunder shall be provided out of and to the extent of Company assets only, and no Member (or Representative thereof) shall have personal liability on account thereof.

(d)    Nothing in this Article XI shall apply to provide any right of indemnification (i) to Renalytix in respect of any liability or obligation of Renalytix under or pursuant to the ASA, or (ii) to ISMMS in respect of any liability or obligation of ISMMS under or pursuant to the ISMMS IP License Agreement and/or the ISMMS TM License Agreement.

11.2    Indemnification Procedures.

(a)    Any person seeking indemnification pursuant to Section 11.1 (including any Advancement of Expenses as provided in Section 11.3) shall be entitled to the procedures of this Section 11.2 for indemnification.

(b)    To claim indemnification under this Article XI, an Indemnitee shall submit to the Company a written request for indemnification, including therein or therewith (or affirming that there will be made available to the Company) such documentation and information as is reasonably available to the Indemnitee and as the Company may reasonably request to enable it make the determinations hereinafter provided for. If at the time of receipt of such request, the Company has in effect or is entitled to claim reimbursement for such request under any policy of insurance covering such claim, the Company shall thereafter take proper action to cause such insurers to accept coverage and thereafter shall take all necessary action to cause such insurers to pay such claim to or on behalf of the Indemnitee.

(c)    Upon any written request under subsection (a) above by an Indemnitee for indemnification, if a determination is required by the Act (either (i) with respect to whether indemnification is permissible under the Act or (ii) as to the reasonableness of expenses for which indemnification is requested), then in such event the Company shall proceed further (A) to notify the Indemnitee of such requirement (unless Indemnitee’s request shall confirm such fact), and (B) to make or cause to be made the determinations required by the Act. The Indemnitee and the Company shall cooperate with each other and the person or entity making such determination, including providing upon reasonable advance request such information which is not privileged or otherwise protected from disclosure and which is reasonably necessary to such determination.

(d)    Any “special legal counsel” selected to make any determination required under the Act shall be a law firm, or member of a law firm, experienced in matters of corporation and limited liability company law and which neither presently is, nor in the past five (5) years has been, retained to represent the Company, the Indemnitee or any other party to the Proceeding giving rise to the claim for indemnification, and shall not include any person who, under prevailing applicable standards of professional conduct, would have a conflict of interest with the Indemnitee or the Company or any other party to the Proceeding. Any determination required by the Act, if the Indemnitee has so requested, (i) shall be made by special legal counsel reasonably satisfactory to the Indemnitee, and (ii) in the case of determination of reasonableness of expenses, to the extent permitted by the Act, shall be determined by an independent, major national or international accounting firm which otherwise satisfies the requirements of this subsection (d).

(e)    Notwithstanding the foregoing, no Indemnitee shall be indemnified and held harmless unless (i) it is determined in accordance with the Act that the Indemnitee (A) acted in good faith, (B) reasonably believed that its conduct was in the best interests of the Company or at least not opposed to the best interests of the Company and (C) in the case of a criminal proceeding, had no cause to believe that its conduct was unlawful, and (ii) the Indemnitee’s conduct did not constitute fraud, gross negligence, willful misconduct or breach of a contractual obligation or duty on the part of the Indemnitee. The termination of any proceeding by judgment, order, settlement, conviction or on a plea of nolo contendere or its equivalent shall not alone determine that an Indemnitee did not meet the requirements set forth in the preceding sentence.

(f)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 11.2 solely on the grounds that he, she or it had an interest in the transaction with respect to which the indemnification applies, if the transaction is one otherwise permitted to be carried out by the terms of this Agreement.

(g)    Except as provided in Section 11.5 of this Agreement, the indemnification provided in this Article XI is solely for the benefit of Indemnitees and shall not give rise to any right to indemnification in favor of any other persons.

11.3    Advance Payment of Expenses. To the extent and under conditions approved by the Board of Managers, the rights to indemnification conferred in this Article XI shall include the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition (an “Advancement of Expenses”).

11.4    Right of the Indemnitee to Bring Suit.

(a)    If a claim under Section 11.1 of this Agreement is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, an Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses, the Indemnitee (or his, her or its Representative) shall also be entitled to be paid the expense of prosecuting or defending such suit.

(b)    In any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that (and in any suit by the Company to recover an Advancement of Expenses, the Company shall be entitled to recover such expenses upon a final adjudication that) the Indemnitee has not met the requirements of the Act for indemnification; provided, however, that in any such suit, none of (i) the failure of the Company, its agents or legal representatives to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances, because the Indemnitee has met the applicable requirements for indemnification, (ii) an actual determination by the Company, its agents or legal representatives, that the Indemnitee has not met such applicable requirements, nor (iii) termination of any Proceeding by any judgment, order, settlement, or plea therein shall, of itself, create a presumption that the Indemnitee has not met such liable legal requirements or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

(c)    In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article XI or otherwise shall be on the Company.

(d)    Without limiting the foregoing, any action commenced pursuant to this Section 11.4 shall be conducted in all respects as a de novo adjudication on the merits. If a determination shall have been made, or deemed to have been made pursuant to Section 11.2 of this Agreement, that a person is entitled to indemnification, the Company shall be bound thereby. The Company (or any Member on its behalf) shall be precluded from asserting in any action pursuant to this Section 11.4 that the procedures and presumptions of this Article XI are not valid, binding and enforceable.

11.5    Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, under any other agreement, pursuant to any vote of Members or otherwise.

11.6    Insurance. The Board of Managers shall be authorized to cause the Company to maintain insurance, in reasonable amounts and with responsible carriers, at the Company’s expense, to insure any amounts indemnifiable hereunder as well as to protect itself and any Member or Representative thereof or any employee or agent of the Company or another enterprise against any expense, liability or loss of the kind referred to in Section 11.1 of this Agreement, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

11.7    Contribution by Company. The Company hereby agrees that, in the event that the indemnification provided for in this Article XI hereof is for any reason finally judicially determined to be unavailable, the Company shall contribute to the payment of any and all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA or other excise taxes or penalties, and amounts paid in settlement) in such proportion as is appropriate to reflect the relative fault of the Company and the Indemnitee with respect to such expenses, liability and loss.

11.8    Limitation of Indemnity. Anything in this Article XI to the contrary notwithstanding, the Members and or Board Members shall not be entitled to receive or be paid any amount pursuant to this Article XI that would be prohibited by Section 18-108 of the Act.

ARTICLE XII

MISCELLANEOUS

12.1    Loans to the Company. Any Member (the “Lending Member”) may lend funds to the Company on such terms as may be deemed reasonable by the Board of Managers; provided, however, that the Board of Managers shall offer each other Member the right to participate in any such loan of funds to the Company upon the same terms as agreed upon with the Lending Member.

12.2    Amendments. The affirmative vote of the holders of eighty percent (80%) or more of the Class A Units shall be required to amend this Agreement.

12.3    Benefits of Agreement. Nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the Company, to any creditor of any Member or any person Controlling any Member or to any other person or entity whatsoever, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, Condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members, the persons Controlling the Members (other than creditors of such persons) and the Company, subject to the provisions of Article XI of this Agreement.

12.4    Consents. No action requiring the consent or approval of any Members under the provisions of this Agreement may be taken unless the written consent or approval of the requisite number of Members is obtained.

12.5    Notices. Unless otherwise specified in this Agreement, all notices, notifications or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (a) personal delivery; (b) email; (c) registered or certified mail, postage prepaid, return receipt requested or (d) nationally recognized courier service. Any notice required or permitted to be delivered to any Member under the provisions of this Agreement shall be deemed delivered upon the actual receipt of written notice by the Member to be provided with notice at the address specified below the signature block of such Member on the signature page hereof or at such other address as shall be specified by written notice delivered to the Board of Managers.

12.6    Provisions Severable. Every provision of this agreement is intended to be severable and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

12.7    Counterparts. This Agreement, any amendments hereto, may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument. A signature page hereof that are transmitted by facsimile or portable document (.pdf) format shall have the same effect as delivery of a manually signed counterpart hereof. An electronic or mechanical signature of this Agreement shall have the same effect as a manual signature.

12.8    Headings. The headings of the various sections of this Agreement are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions hereof.

12.9    Amendment of Certificate. If this Agreement is amended or there is a change in circumstances that must be reflected in an amendment to the Certificate pursuant to the terms of the Act, then the Board of Managers shall promptly thereafter cause to be filed with the proper authority an amendment to the Certificate and such other certificates of fictitious or assumed names of the Company as may be deemed necessary or desirable by the Board of Managers.

12.10    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and enforced in accordance with, and governed by, the laws of the State of Delaware applicable to contracts to be performed entirely within that State, without giving effect to the principles of conflicts of law. The parties hereto irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York, County of New York, with respect to any suit or proceeding arising out of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that no party hereto waives its right to request the removal of such action or proceeding from the state court to a federal court in such jurisdiction. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such suit or proceeding and the defense of lack of personal jurisdiction.

12.11    WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.12    Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitutes the entire agreement of the Members relating to the Company with respect to the subject matter hereof and supersedes any and all prior contracts or agreements with respect to the subject matter hereof, whether oral or written, except for any side letter agreements between the Company and or the Members.

[Signature pages follow]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the fourth day of May, 2020.

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI		RENALYTIX AI, INC.

By:	/s/ Erik Lium	By:	/s/ James McCullough
Name:	Erik Lium, Ph.D.	Name:	James McCullough
Title:	Executive Vice President	Title:	Chief Executive Officer

Address for Notices:		Address for Notices:

Icahn School of Medicine at Mount Sinai Mount Sinai Innovation Partners One Gustave L. Levy Place, Box 1675 New York, NY 10029 Attn: President		c/o Renalytix AI, Inc. 1460 Broadway New York, NY 10036

Copy of Notices to:

Icahn School of Medicine at Mount Sinai One Gustave L. Levy Place, Box 1099 New York, NY 10029 Attention: Office of General Counsel.